UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒                      Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐      Preliminary Proxy Statement

☐      Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒      Definitive Proxy Statement

☐      Definitive Additional Materials

☐      Soliciting Material under §240.14a-12

Support.com, Inc.
(Name of Registrant as Specified In Its Charter)

n/a

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	•	Title of each class of securities to which transaction applies:

	•	Aggregate number of securities to which transaction applies:

	•	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	•	Proposed maximum aggregate value of transaction:

	•	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid with preliminary materials:

	•	Form, Schedule or Registration Statement No.:

	•	Filing Party:

	•	Date Filed:

SUPPORT.COM, INC.

To Be Held On May 27, 2015

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

We cordially invite you to attend the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) of Support.com, Inc. (“Support.com”, the “Company”, “we” or “our”) which will be held on Wednesday, May 27, 2015 at 12:00 p.m., Pacific Time, at the Company’s principal executive offices located at 900 Chesapeake Drive, Second Floor, Redwood City, California 94063.

We are holding the meeting for the following purposes, as more fully described in the accompanying proxy statement (the “Proxy Statement”):

1. To elect six directors to serve on the Board of Directors (the “Board”) until the 2016 annual meeting of stockholders, and thereafter until their successors are elected and qualified;

2. To approve, on an advisory basis, the Company’s named executive officer compensation programs and practices as described in this Proxy Statement;

3. To ratify the appointment of BDO USA, LLP (“BDO”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015; and

4. To transact such other business as may properly be brought before the meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. Only stockholders of record as of the close of business on March 31, 2015 are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be available at our principal executive offices located at 900 Chesapeake Drive, Second Floor, Redwood City, California 94063 for 10 days before the meeting. Any stockholder of record in attendance at the Annual Meeting and entitled to vote may do so in person, even if such stockholder returned a proxy.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the meeting, we urge you to vote your shares at your earliest convenience. Please sign and return the enclosed proxy card as soon as possible in the envelope provided, or vote by telephone or via the Internet as provided in the proxy card. Voting by proxy will ensure your representation at the Annual Meeting if you do not attend in person. If you attend the meeting and you are a stockholder of record, you can revoke your proxy at any time before it is exercised at the meeting and vote your shares personally by following the procedures described in the Proxy Statement. If you hold your shares through a broker, bank, or other institution (the “holder”), please be sure to follow the voting instructions that you receive from the holder. The holder will not be able to vote your shares on any of the proposals except the ratification of the appointment of BDO unless you have provided voting instructions.

We look forward to seeing you.

Sincerely,

Greg Wrenn
Senior Vice President of Business Affairs, General Counsel and Secretary

Redwood City, California

April 16, 2015

SUPPORT.COM, INC.
900 CHESAPEAKE DRIVE, SECOND FLOOR
REDWOOD CITY, CA 94063

PROXY STATEMENT FOR
2015 ANNUAL MEETING OF STOCKHOLDERS
To be Held on May 27, 2015

General

The Board of Directors (the “Board”) of Support.com, Inc. (“Support.com,” “the Company,” “we” or “our”) is soliciting proxies for the 2015 Annual Meeting of Stockholders of the Company (the “Annual Meeting”), to be held at our principal executive offices located at 900 Chesapeake Drive, Second Floor, Redwood City, California, 94063, on Wednesday, May 27, 2015, at 12:00 p.m., Pacific Time, and at any adjournments or postponements thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders.

Our principal executive offices are located at the address listed at the top of the page, and the telephone number there is (650) 556-9440.

Record Date, Voting and Quorum

Our Board fixed the close of business on March 31, 2015 as the Record Date for the determination of holders of our outstanding shares entitled to notice of, and to vote on, all matters presented at the Annual Meeting. Such stockholders will be entitled to one vote for each share held on each matter submitted to a vote at the Annual Meeting. As of the Record Date, there were approximately 54,344,928 shares of the Company’s common stock (“Common Stock”) issued and outstanding. This Proxy Statement, the accompanying form of proxy card and the Company’s annual report to stockholders are first being mailed on or about April 22, 2015 to all stockholders of record as of the close of business on the Record Date.

The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of Common Stock issued and outstanding on the Record Date. Shares that are voted “FOR” or “AGAINST” a proposal or marked “ABSTAIN” are treated as being present at the Annual Meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting. Broker “non-votes” are also included for purposes of determining whether a quorum of shares of Common Stock is present at the Annual Meeting. A broker “non-vote” occurs when a nominee holding shares of Common Stock for the beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Required Vote

On all matters, each share of Common Stock held on the Record Date has one vote.

Proposal No. 1: Directors are elected by a plurality vote. Therefore, the nominees for the six director seats who receive the most affirmative votes of shares outstanding as of the Record Date that are present in person or represented by proxy at the Annual Meeting and entitled to vote on such matter will be elected to serve as directors. Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, for the election of the Board’s six nominees. Neither broker “non-votes” nor abstentions are included in the tabulation of the voting results and, therefore, they do not have any effect on the voting results for Proposal No. 1.

Proposal No. 2: The proposal to approve the Company’s named executive officer compensation is advisory and an affirmative vote of the holders of a majority of the outstanding shares as of the Record Date that are present in person or represented by proxy at the Annual Meeting and entitled to vote on such matter will signify an approval. Broker “non-votes” are not included in the tabulation of the voting results and, therefore, they do not have any effect on the voting results for Proposal No. 2. Abstentions will have the effect of votes “AGAINST” Proposal No. 2.

Proposal No. 3: The proposal to ratify the appointment of BDO USA, LLP (“BDO”) as our independent registered public accounting firm for fiscal year 2015 requires the affirmative vote of the holders of a majority of the outstanding shares as of the Record Date that are present in person or represented by proxy at the Annual Meeting and entitled to vote on such matter. Broker “non-votes” are not included in the tabulation of the voting results and, therefore, they do not have any effect on the voting results for Proposal No. 2. Abstentions will have the effect of votes “AGAINST” Proposal No. 2.

Voting

Stockholders who have their shares in “street name,” meaning the name of a broker or other nominee who is the record holder, must either direct the record holder of their shares to vote their shares or obtain a proxy from the record holder to vote their shares at the Annual Meeting.

Stockholders of record may vote their shares by:

•	attending the Annual Meeting and voting their shares of Common Stock in person;
•	completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage-prepaid envelope;
•	following the instructions for Internet voting printed on their proxy card; or
•	using the telephone number printed on their proxy card.

Our Board is asking you to give your proxy to Elizabeth Cholawsky, our President and Chief Executive Officer, and Greg Wrenn, our Senior Vice President of Business Affairs, General Counsel and Secretary. Giving your proxy to Dr. Cholawsky and Mr. Wrenn means that you authorize Dr. Cholawsky, Mr. Wrenn or either of them to vote your shares at the Annual Meeting in accordance with your instructions. You may vote “FOR” or “AGAINST” the proposals, or abstain from voting. All valid proxies received prior to the Annual Meeting will be voted. All shares represented by a proxy will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted (i) “FOR” the proposal to elect Elizabeth Cholawsky, Shawn Farshchi, Mark Fries, J. Martin O’Malley, Toni Portmann and Jim Stephens to the Board until our 2016 annual meeting of stockholders and thereafter until their successors are elected and qualified, (ii) “FOR” the proposal to approve, on an advisory basis, the Company’s named executive officer compensation, (iii) “FOR” the proposal to appoint BDO as our independent registered public accounting firm for fiscal year 2015, and (iv) as the proxy holders may determine in their discretion with respect to any amendments or variations to these matters and any other matters that properly come before the Annual Meeting.

Stockholders who have questions or requests for assistance in completing or submitting proxy cards should contact Carolyn Bass, Investor Relations, at (415) 445-3235.

Revocability of Proxies

A stockholder of record giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by:

•	delivering to our principal offices (Attention: Investor Relations) a written instrument that revokes the proxy;
•	submitting another properly completed proxy with a later date; or
•	attending the Annual Meeting and voting in person.

Simply attending the Annual Meeting will not constitute revocation of your proxy. If your shares are held in the name of a broker or other nominee who is the record holder, you must follow the instructions of your broker or other nominee to revoke a previously given proxy.

The form of proxy accompanying this Proxy Statement confers discretionary authority upon the named proxy holders with respect to any other matters that may properly come before the Annual Meeting. As of the date of this Proxy Statement, management knows of no such matters expected to come before the Annual Meeting that are not referred to in the accompanying Notice of Annual Meeting.

Attendance at the Annual Meeting

Only holders of shares of outstanding Common Stock, their proxy holders, and guests we may invite may attend the Annual Meeting. If you wish to attend the Annual Meeting in person but you hold your shares through someone else, such as a broker, you must bring proof of your ownership and photo identification to the Annual Meeting. For example, you could bring an account statement showing that you beneficially owned shares of Common Stock as of the Record Date as acceptable proof of ownership. You must also contact your broker and follow its instructions in order to vote your shares at the Annual Meeting. If you hold your shares through a broker you may not vote your shares at the Annual Meeting unless you have first followed the procedures outlined by your broker.

Solicitation of Proxies

In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, other electronic means or in person. These people will not receive compensation for their services, but we will reimburse them for their out-of-pocket expenses. We will bear the cost of printing and mailing proxy materials, including the reasonable expenses of brokerage firms and others for forwarding the proxy materials to beneficial owners of Common Stock. We have also retained Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut 06902, a proxy solicitation firm, to assist in the solicitation of proxies for a fee of approximately $10,000 to $15,000, plus out-of-pocket expenses.

Other Business

We are not currently aware of any business to be acted on at the Annual Meeting other than the matters discussed in this Proxy Statement. Under our amended and restated bylaws, business transacted at the Annual Meeting is limited to matters specified in the Notice of Annual Meeting (which is provided at the beginning of this Proxy Statement) or otherwise properly brought before the meeting by the Board or by a stockholder. If other matters properly come before the Annual Meeting, such as procedural matters incidental to the conduct of the Annual Meeting, or at any adjournment of the Annual Meeting, we intend that shares of outstanding Common Stock represented by properly submitted proxies will be voted by and at the discretion of the persons named as proxies on the proxy card.

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, DATE, AND SIGN THE PROXY CARD AND RETURN IT PROMPTLY, OR VOTE BY TELEPHONE OR VIA THE INTERNET BY FOLLOWING THE DIRECTIONS ON THE PROXY CARD. BY RETURNING YOUR PROXY CARD OR VOTING BY PHONE OR THE INTERNET PROMPTLY, YOU CAN HELP US AVOID THE EXPENSE OF FOLLOW-UP MAILINGS TO ENSURE A QUORUM IS PRESENT AT THE ANNUAL MEETING. STOCKHOLDERS OF RECORD WHO ATTEND THE ANNUAL MEETING MAY REVOKE A PRIOR PROXY AND VOTE THEIR SHARES IN PERSON AS SET FORTH IN THIS PROXY STATEMENT.

STOCKHOLDER MATTERS

Stockholder Communications with our Board

Our Board believes it is in the best interest of the Company and our stockholders to maintain a policy of open communication between our stockholders and the Board. Accordingly, our Board has adopted the following procedures for stockholders who wish to communicate with the Board:

Stockholders who wish to communicate with the Board or with specified directors should do so by sending any communication to The Board of Directors, c/o Investor Relations, Support.com, Inc., 900 Chesapeake Drive, Second Floor, Redwood City, California 94063, or by sending an email to IR@support.com.

Any such communication must state the number of shares beneficially owned by the stockholder making the communication. The Investor Relations department will forward such communication to the full Board or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Investor Relations department (after consultation with the Company’s legal department, if appropriate) shall have the authority to discard the communication or take appropriate legal action regarding the communication.

Stockholder Proposals

Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company’s 2016 annual meeting must be received by our corporate secretary, at our corporate offices at 900 Chesapeake Drive, Second Floor, Redwood City, California 94063, no less than fifty (50) days nor more than seventy-five (75) days prior to the Annual Meeting; provided, however, that in the event that less than sixty-five (65) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 15th day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure was made.

For each matter the stockholder proposes to bring before the Annual Meeting, the stockholder’s notice to our corporate secretary must include specific information called for in our bylaws. These requirements apply whether or not a stockholder seeks to include the proposal in our 2016 proxy statement relating to any such annual meeting. For a proposal to be eligible for inclusion in our 2016 proxy statement, the proposal will also need to comply with Securities and Exchange Commission (“SEC”) regulations such as Rule 14a-8 of the Exchange Act regarding the inclusion of stockholder proposals in any Company-sponsored proxy materials, including the requirement that the proposal be received by our corporate secretary at our corporate offices by December 24, 2015.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board is committed to sound and effective corporate governance practices designed to serve the best interests of the Company and our stockholders. These governance principles and procedures are reflected in our Corporate Governance Guidelines (the “Guidelines”). Among other matters, the Guidelines address the composition of the Board, Board operations, director qualifications and independence, director responsibilities, Board committees, Board and management evaluation, and management succession planning. The Guidelines are available on our website at:

http://corp.support.com/wp-content/uploads/2015/02/Corporate-Governance-Guidelines.pdf

Copies of the Guidelines are also available in print upon written request to Support.com, Inc., Attention: Corporate Secretary, 900 Chesapeake Drive, Second Floor, Redwood City, California 94063.

Code of Ethics

Integrity is one of our core values. The Board has adopted a Code of Ethics and Business Conduct (the “Code of Ethics”) applicable to our employees, officers and directors. The Code of Ethics is designed to deter wrongdoing and to promote honest and ethical conduct. The Code of Ethics includes standards designed to ensure full, accurate, and timely disclosure in reports filed with the SEC, promote compliance with laws, eliminate or properly manage conflicts of interest, encourage prompt internal reporting of violations of the Code of Ethics, and ensure accountability for the adherence to the Code of Ethics. The Code of Ethics is available on our website at:

http://corp.support.com/wp-content/uploads/2015/02/Code-of-Ethics-and-Business-Conduct.pdf

Copies of the Code of Ethics are also available in print upon written request to Support.com, Inc., Attention: Corporate Secretary, 900 Chesapeake Drive, Second Floor, Redwood City, California 94063.

Director Independence

It is our policy that a majority of our directors be independent. The Board has determined that five of our six directors are independent, namely Messrs. Stephens, Farshchi, Fries, O’Malley, and Ms. Portmann, based on the listing standards of the NASDAQ Global Select Market (“Nasdaq”) and applicable laws and regulations. Our Board has also determined that the only director who is standing for election to the Board and is not independent is Dr. Cholawsky, our President and Chief Executive Officer.

Board Leadership and Risk Oversight

The Board has determined that having an independent director serve as Chairman of the Board is in the best interest of stockholders at this time. As a result, positions of Chairman of the Board and Chief Executive Officer are generally not held by the same person. This structure promotes active participation of the independent directors in setting agendas and establishing priorities for the work of the Board. While the Board believes its current leadership structure is appropriate at this time, the Board may determine in the future that the positions of Chairman of the Board and Chief Executive Officer should be held by the same individual on a regular basis.

The Board is primarily responsible for the oversight of risks that could affect the Company. This oversight is conducted in part through committees of the Board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees, but the full Board has retained responsibility for general oversight of risks. The Board satisfies this responsibility by requiring each committee chairman to regularly report to the Board regarding the committee’s considerations and actions, and by requiring officers responsible for the oversight of particular risks within the Company to report on a regular basis as well.

In addition to regular required reporting from committees and officers, the Board also consults with third-party advisors in order to maintain oversight of risks that could affect the Company, including reviews with the Company’s independent registered public accounting firm and compliance experts for internal controls and tax, as well as outside counsel, independent compensation consultants, insurance brokers and others. These advisors are consulted on a periodic basis and as particular issues arise in order to provide the Board with the benefit of independent expert advice and insights on risk-related matters.

The Board conducts regularly scheduled meetings throughout the year, and also acts at special meetings and by unanimous written consent, as may be appropriate. During 2014, the Board held 10 meetings. During their respective terms, all directors attended at least 75% of the aggregate number of meetings of the Board and of the committees on which such directors served in 2014. Director attendance at the Company’s Annual Meeting is encouraged but not required. All directors attended the 2014 annual meeting of stockholders.

Executive Sessions

Our independent directors meet at least four times per year in executive session without management or non-independent directors present.

Committees of the Board of Directors

Our Board delegates certain responsibilities to committees of independent directors. The Board has a standing Nominating and Corporate Governance Committee, Compensation Committee, and Audit Committee. Members of these committees are selected by the Board upon the recommendation of the Nominating and Corporate Governance Committee. The charter of each of these standing Board committees is available through our website at:

http://corp.support.com/company/investor-relations/corporate-governance/

Committee charters are also available in print upon written request to Support.com, Inc., Attention: Corporate Secretary, 900 Chesapeake Drive, Second Floor, Redwood City, California 94063.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s primary functions are to seek and recommend to the Board qualified candidates for election or appointment to the Board, and to oversee matters of corporate governance, including the evaluation of the Board’s performance and processes and assignment of members to committees established by the Board.

During 2014, the members of the Nominating and Corporate Governance Committee were Messrs. Fries and Stephens, and Ms. Portmann. Mr. Fries served as Chairman of the Nominating and Corporate Governance Committee throughout 2014. The Nominating and Corporate Governance Committee held two meetings during 2014.

Compensation Committee

Our Compensation Committee’s principal responsibilities are to determine all compensation of the Company’s Chief Executive Officer and other officers who are reporting persons under Section 16 of the Securities Exchange Act of 1934 and the rules promulgated thereunder (“Section 16 Officers”); act as plan administrator for our equity incentive plans; review the annual performance of the Chief Executive Officer; and provide guidance to the Chief Executive Officer for the annual performance appraisals of other Section 16

Officers. The Compensation Committee may, by resolution passed by a majority of the members of the Compensation Committee, designate one or more subcommittees, each subcommittee to consist of one or more members of the Compensation Committee and having powers as delegated by the resolutions of the Compensation Committee, but only to the extent permitted by applicable law or listing standard. Further, the Compensation Committee may delegate to the Company’s Chief Executive Officer the authority to make grants of equity awards under the Company’s stock plans to employees of the Company or any subsidiary thereof who are not members of the Board, the Chief Executive Officer or other Section 16 Officers.

During 2014, the members of the Compensation Committee were Messrs. Stephens, Farshchi, and Ms. Portmann. Mr. Stephens served as Chairman of the Compensation Committee throughout 2014. The Compensation Committee held 10 meetings during 2014.

Audit Committee

The Audit Committee assists the Board in its general oversight of our financial reporting, internal controls and audit functions, and is directly responsible for the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm. The Audit Committee’s primary functions are to approve the provision of all auditing services and to approve the terms and fees of all non-audit services provided by the independent registered public accounting firm; meet and consult with the independent registered public accounting firm; advise and assist the Board in evaluating the independent registered public accounting firm; review the Company’s consolidated financial statements to be included in filings with the SEC; supervise the Ethics Committee’s review of related party transactions; and establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal controls or auditing matters.

During 2014, the members of the Audit Committee were Messrs. Farshchi, O’Malley, and Fries. Mr. O’Malley served as Chairman of the Audit Committee throughout 2014. The Board has determined that Mr. O’Malley, an independent director based on the Nasdaq listing standards and applicable laws and regulations, is also a financial expert as defined under SEC rules. In addition, the Board has determined that each member of the Audit Committee is financially literate and has the requisite financial sophistication as required by the applicable Nasdaq listing standards. The Audit Committee held nine meetings during 2014.

Additional information regarding the Audit Committee is included in the “Report of the Audit Committee of the Board of Directors” below.

Director Qualifications

The primary qualifications for service on the Board are a distinguished record of leadership and success, and an ability to make substantial contributions to the Board and Support.com. The Nominating and Corporate Governance Committee periodically reviews with the Board the appropriate skills and characteristics required of Board members, and will continue to do so as the Company and its needs continue to change in the pursuit of its long-term strategic objectives. The assessment of Board candidates includes, but is not limited to, consideration of relevant industry experience, general business experience, relevant financial experience, and compliance with independence standards and other qualifications necessary to satisfy any applicable securities and tax laws and the rules and regulations thereunder, as well as the Nasdaq rules.

Further, specific consideration is given to, among other things, diversity of background and the experience a candidate would bring to the Board, as stated in the Guidelines. The Board defines “diversity” for this purpose to include both background and experience in business, as well as in terms of the Company’s standing policies promoting diversity and non-discrimination based on factors such as race, color, national origin, religion, sexual orientation and gender.

Director Nominations

The Nominating and Corporate Governance Committee considers and recommends candidates for Board membership. Candidates may be suggested by Board members, management, or our stockholders. The Nominating and Corporate Governance Committee also has, on occasion, retained third-party executive search firms to identify independent director candidates. After completing an evaluation and review of a director candidate, the Nominating and Corporate Governance Committee makes a recommendation to the full Board, and the Board determines whether the candidate should be nominated as a director.

The Nominating and Corporate Governance Committee will consider director candidates recommended by our stockholders. Such nominations should be directed to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, at our principal executive offices: 900 Chesapeake Drive, Second Floor, Redwood City, California 94063. In addition, the stockholder must give notice of a nomination to our corporate secretary at the same address, and such notice must be received not less than 120 days before any meeting of stockholders called for the election of directors. However, if less than 100 days’ notice of the meeting is given to stockholders, such nomination must be mailed or delivered to the Corporate Secretary not later than the close of business on the seventh day following the day on which the notice of meeting was mailed.

For each proposed nominee who is not an incumbent director, the stockholder’s notice must set forth specific information called for in our bylaws. There have been no recent changes to the procedures by which stockholders may recommend nominees for the Board.

Compensation Committee Interlocks and Insider Participation

None of the Company’s named executive officers serves, nor at any time during 2014 served, as a member of the board or compensation committee of any other entity whose executive officer(s) serve as a member of the Company’s Board or Compensation Committee.

Section 16(a) Beneficial Ownership Compliance

Under the securities laws of the United States, Support.com’s directors, Section 16 Officers and any persons holding more than 10% of the Common Stock are required to report their initial ownership of Common Stock and any subsequent changes in that ownership to the SEC. Specific due dates for these reports have been established and we are required to identify in this Proxy Statement those persons who failed to timely file these reports. Based solely on a review of Forms 3, 4 and 5 and any amendments thereto furnished to us, we believe that all of the Section 16 filing requirements were timely satisfied for 2014.

Certain Relationships and Related-Party Transactions

We have a process for review and approval of any relationships and transactions in which we and our directors, officers, 5% stockholders or their immediate family members (“Related Persons”) are participants to determine whether those Related Persons may have a direct or indirect material interest. We collect and update information about the affiliations of our Section 16 Officers and directors annually though Director & Officer Questionnaires and we maintain and use a list of known related parties to identify any transactions with Related Persons. In addition, at the close of each fiscal quarter we survey our Finance, Legal and executive staff for knowledge of transactions with Related Persons. Our Ethics Committee reviews any such related party transactions under the supervision of the Audit Committee. Our Ethics Committee is comprised of our General Counsel, head of Human Resources and our Chief Financial Officer and operates as described in the Code of Ethics.

There have been no related-party transactions since the beginning of fiscal 2014, and there are no currently proposed transactions, in which (a) Support.com was a participant, (b) the amount involved exceeded $120,000, and (c) any Related Person had a direct or indirect material interest.

Anti-Hedging Policy

In accordance with our insider trading policy, we do not permit any directors or employees, including the executive officers, to trade in any interest or position relating to the future price of Support.com securities, such as short-sales, market options, or other transactions on derivatives of our securities.

DIRECTOR COMPENSATION

We compensate our independent, non-employee directors for serving on our Board. We do not pay Dr. Cholawsky or Mr. Pickus, the only Company employees to serve as directors during 2014, any additional compensation for serving on our Board in addition to their compensation as employees. Our Board reviews from time to time the compensation we pay to our non-employee directors and recommends, as appropriate, adjustments to such compensation. The compensation we pay to our non-employee directors consists of two components: equity and a cash retainer.

Equity. On the date that an individual first becomes a non-employee director, we grant him or her an option to purchase 40,000 shares of Common Stock. These grants are currently made under the 2010 Equity and Performance Incentive Plan as Amended and Restated (the “2010 Stock Plan”). These options vest in equal monthly installments over a 48-month period. Options granted to non-employee directors have an exercise price equal to the closing price of Common Stock on Nasdaq on the date of grant and a term of 10 years. Additionally, at the conclusion of each regular annual meeting of our stockholders, each continuing non-employee director receives a grant of restricted stock units (“RSUs”) under our 2010 Stock Plan. The total number of shares of Common Stock subject to each director RSU grant is equal to $50,000 divided by the closing price of a share of Common Stock on Nasdaq on the date of grant, rounded down to the next full share, or such other amount as may be determined by the Board at the time of the grant.

Each RSU granted to non-employee directors vests on the one-year anniversary of the date of grant. All equity grants to non-employee directors immediately and fully vest upon termination without cause, or resignation for good reason within 12 months following a change of control.

Cash Retainer. We pay non-employee directors an annual retainer of $30,000 for serving as a director. We pay additional annual retainers of $16,250, $15,000, $10,000, and $7,500 to the chairman of each of the Board, the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee, respectively; and $7,000, $5,000, and $2,800 to each non-chair member of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee, respectively. The cash retainers are paid quarterly.

As previously reported by the Company on March 14, 2014 on Form 8-K, during 2014 Mr. Stephens received additional temporary cash compensation as Executive Chairman and Interim Chief Executive Officer in relation to his full-time service during the period commencing March 25, 2014 and ending May 19, 2014, including: (i) a monthly cash retainer of $30,000, pro-rated for any partial calendar months at the beginning and end of his service in this position; and (ii) grants of vested RSUs as permitted by the Company’s 2010 Stock Plan and confirmed each month by the Compensation Committee during Mr. Stephens’ service as Executive Chairman and Interim Chief Executive Officer, made on the last trading day of each calendar month commencing April 30, 2014, with the number of shares issued to be calculated based on dividing $45,000 per month (pro-rata for any partial calendar month) by the closing price of Common Stock on Nasdaq on the date of grant. Mr. Stephens was not present during, and did not take part in, the Compensation Committee’s deliberations regarding this temporary compensation for full-time service as Executive Chairman and Interim Chief Executive Officer.

The following table sets forth a summary of the compensation paid to our non-employee directors for service in 2014. The compensation we paid to Dr. Cholawsky and Mr. Pickus for service in 2014 is included in the 2014 Summary Compensation Table below showing the compensation for our named executive officers. Dr. Cholawsky and Mr. Pickus received no additional compensation for 2014 in respect of their service as members of our Board.

2014 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash	Option Awards	RSU Awards (1)		All Other Compensation		Total
Shawn Farshchi	$36,890	—	$50,000		—		$86,890
Mark Fries	$41,519	—	$50,000		—		$91,519
J. Martin O’Malley	$44,361	—	$50,000		—		$94,361
Toni Portmann	$34,479	—	$50,000		—		$84,479
Jim Stephens	$57,858	—	$132,742	(2)	$55,161	(3)	$245,761

(1)	These amounts represent the aggregate grant date fair value computed in accordance with Accounting Standard Codification (“ASC”) Topic 718, Compensation – Stock Compensation, of the non-employee directors’ RSU awards in fiscal 2014, excluding the effect of certain forfeiture assumptions. See Note 1 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for details as to the assumptions used to determine the aggregate grant date fair values of the RSU awards. See also our discussion of stock-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. As of December 31, 2014, our non-employee directors held options to purchase shares of Common Stock and unvested RSUs that had been granted by us as director compensation representing the following number of shares of Common Stock: Mr. Farshchi, 48,000 stock options and 21,645 RSUs; Mr. Fries, 68,000 stock options and 21,645 RSUs; Mr. O’Malley, 48,000 stock options and 21,645 RSUs; Ms. Portmann, 58,000 stock options and 21,645 RSUs; and Mr. Stephens, 48,000 stock options and 21,645 RSUs.

(2)	Includes $82,742 in RSU grants for equity compensation for services as Executive Chairman and Interim Chief Executive Officer in relation to his full-time service during the period commencing March 25, 2014, and ending May 19, 2014.
(3)	Includes cash compensation for services as Executive Chairman and Interim Chief Executive Officer in relation to his full-time service during the period commencing March 25, 2014, and ending May 19, 2014.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 31, 2015 with respect to the beneficial ownership of shares of Common Stock by: (i) each person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) who is known by us to beneficially own more than 5% of the outstanding shares of our Common Stock; (ii) each of the Company’s named executive officers listed in the Summary Compensation Table under the section entitled “Executive Compensation”; (iii) each of our directors; and (iv) all directors and named executive officers of the Company as a group. On the Record Date of March 31, 2015, 54,344,928 shares of Common Stock were issued and outstanding. Ownership information is based on information furnished by the respective individuals or entities, as the case may be.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned (1)	Percent of Common Stock Outstanding (1)
5% or More Stockholders:
RGM Capital, LLC and affiliates (2)	6,790,250	12.49%
Royce & Associates, LLC (3)	4,109,759	7.56%
Prescott General Partners LLC and affiliates (4)	3,756,364	6.91%
Dimensional Fund Advisors LP (5)	2,770,340	5.10%
Directors and Named Executive Officers (6):
Elizabeth Cholawsky (7)	69,271	*
Roop Lakkaraju (8)	148,541	*
Greg Wrenn (9)	103,491	*
Shaun Donnelly (10)	220,393	*
Shawn Farshchi (11)	57,023	*
Mark Fries (12)	86,264	*
J. Martin O’Malley (13)	49,534	*
Toni Portmann (14)	77,935	*
Jim Stephens (15)	133,379	*
All directors and named executive officers as a group (16)	945,831	2.11%

*	Represents holdings of less than 1%.
(1)	To our knowledge, the persons named in the table have sole voting and dispositive power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the other notes to this table. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Under such rules, beneficial ownership includes any shares as to which the entity or individual has sole or shared voting or investment power and also any shares that the entity or individual has the right to acquire through May 30, 2015 (within 60 days after March 31, 2015) through the exercise of any stock options or through the vesting of RSUs payable in shares. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Vested stock options subject to unmet market conditions are not included in these totals.
(2)	Based solely on information reported on a Schedule 13G/A filed with the SEC on February 13, 2015. RGM Capital, LLC reported shared voting power and shared dispositive power of 6,790,250 shares of Common Stock. The mailing address for RGM Capital, LLC is 9010 Strada Stell Court, Suite 105, Naples, FL 34109.
(3)	Based solely on information reported on a Schedule 13G filed with the SEC on January 28, 2015. Royce & Associates, LLC reported sole voting power and sole dispositive power of 4,109,759 shares of Common Stock. The mailing address for Royce & Associates, LLC is 745 Fifth Avenue, New York, NY 10151.
(4)	Based solely on information reported on a Schedule 13G filed with the SEC on February 14, 2014. Prescott General Partners LLC reported shared voting power and shared dispositive power of 3,756,364 shares of Common Stock. The mailing address for Prescott General Partners LLC is 2200 Butts Road, Suite 320, Boca Raton, FL 33431.

(5)	Based solely on information reported on a Schedule 13G/A filed with the SEC on February 5, 2015. Dimensional Fund Advisors LP reported sole voting power of 2,625,119 and sole dispositive power of 2,770,340 shares of Common Stock. The mailing address for Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, TX 78746.
(6)	The address of each director and named executive officer is Support.com, Inc., 900 Chesapeake Drive, Second Floor, Redwood City, California 94063, Attention: Investor Relations.
(7)	Includes 69,271 shares of Common Stock subject to stock options and awards that are exercisable or releasable within 60 days of March 31, 2015.
(8)	Includes 108,436 shares of Common Stock subject to stock options and awards that are exercisable or releasable within 60 days of March 31, 2015. Also includes 40,105 shares of Common Stock held by Mr. Lakkaraju, who has sole voting and dispositive power.
(9)	Includes 52,500 shares of Common Stock subject to stock options and awards that are exercisable or releasable within 60 days of March 31, 2015. Also includes 50,991 shares of Common Stock held by Mr. Wrenn, who has sole voting and dispositive power.
(10)	Includes 214,164 shares of Common Stock subject to stock options and awards that are exercisable or releasable within 60 days of March 31, 2015. Also includes 6,229 shares of Common Stock held by Mr. Donnelly, who has sole voting and dispositive power.
(11)	Includes 38,000 shares of Common Stock subject to stock options and awards that are exercisable or releasable within 60 days of March 31, 2015. Also includes 19,023 shares of Common Stock held by Mr. Farshchi, who has sole voting and dispositive power.
(12)	Includes 68,000 shares of Common Stock subject to stock options and awards that are exercisable or releasable within 60 days of March 31, 2015. Also includes 18,264 shares of Common Stock held by Mr. Fries, who has sole voting and dispositive power.
(13)	Includes 38,000 shares of Common Stock subject to stock options and awards that are exercisable or releasable within 60 days of March 31, 2015. Also includes 11,534 shares of Common Stock held by Mr. O’Malley, who has sole voting and dispositive power.
(14)	Includes 58,000 shares of Common Stock subject to stock options and awards that are exercisable or releasable within 60 days of March 31, 2015. Also includes 19,935 shares of Common Stock held by Ms. Portmann, who has sole voting and dispositive power.
(15)	Includes 38,000 shares of Common Stock subject to stock options and awards that are exercisable or releasable within 60 days of March 31, 2015. Also includes 95,379 shares of Common Stock held by Mr. Stephens, who has sole voting and dispositive power.
(16)	Includes 684,371 shares of Common Stock subject to stock options and awards that are exercisable or releasable within 60 days of March 31, 2015. Also includes 261,460 shares of Common Stock held by directors and named executive officers. As of March 31, 2015, our named executive officers consisted of Elizabeth Cholawsky, Roop Lakkaraju, Greg Wrenn and Shaun Donnelly; and our independent directors consisted of Shawn Farshchi, Mark Fries, J. Martin O’Malley, Toni Portmann and Jim Stephens.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

The Board has nominated continuing directors Cholawsky, Farshchi, Fries, O’Malley, Portmann and Stephens to be reelected to serve until the next annual meeting of stockholders and thereafter until their successors are duly elected and qualified. Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, for the election of the Board’s six nominees. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote for a nominee designated by the present Board to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.

Required Vote

The nominees for the six director seats who receive the most affirmative votes of shares outstanding as of the Record Date that are present in person or represented by proxy at the Annual Meeting will be elected to serve as directors.

BOARD OF DIRECTORS AND NOMINEES

The Board consists of six continuing directors, all of whom have been nominated by the Board for re-election at the Annual Meeting. All of the directors elected at the Annual Meeting are to serve until the next annual meeting of stockholders and thereafter until their successors are elected and qualified.

Names of the nominees and certain biographical information about them as of March 31, 2015 are set forth below:

ELIZABETH CHOLAWSKY, age 59, joined Support.com as President and Chief Executive Officer in May 2014, and was elected as a member of the Board in July 2014. Dr. Cholawsky brings over 20 years of experience as an executive in technology industries, and she is an award-winning product thought leader who has grown businesses through organic innovation and acquisitions. Most recently, Dr. Cholawsky was General Manager and Vice President of IT Support and Access at Citrix Systems, Inc. During her time at Citrix, she held executive positions in the Citrix software-as-a-service (“SaaS”) division, with leadership roles spanning product management, general management, global client services and the contact center. Prior to Citrix, Dr. Cholawsky served as Senior Vice President, Consumer Experience and Product for Move, Inc. from February 2006 to February 2007; Vice President, Marketing of ValueClick, Inc., from April 2002 to December 2005; and Vice President, Marketing, for Clarent Corp. from March 2001 to April 2002. Dr. Cholawsky has a Ph.D in Political Science from the University of Minnesota, and a BA (Phi Beta Kappa, cum laude) from Franklin & Marshall College.

In addition to bringing to the Board her knowledge and perspective of the Company as President and Chief Executive Officer, Dr. Cholawsky also brings extensive experience in leadership, general management, and the successful development and marketing of innovative SaaS offerings for support-related markets. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Dr. Cholawsky should serve as a director of Support.com.

SHAWN FARSHCHI, age 57, has served as a member of the Board since February 2007. Starting in June 2011, Mr. Farshchi served as Chief Operating Officer of Saba Software, Inc., a hosted e-Learning software company. Since August 2013, he has served as President, Chief Executive Officer and a member of the board of directors of Saba Software. From December 2006 to June 2011, Mr. Farshchi served as Chief Operating Officer of Coremetrics Inc., an on-demand web analytics application solution provider acquired by IBM Corporation during 2010. From January 2003 until December 2006, Mr. Farshchi served as Chief Information Officer and Vice President of Technical Operations at WebEx Communications, Inc., a multimedia collaboration service company. From January 2002 until December 2002, Mr. Farshchi served as Regional Vice President of Managed Services at Oracle Corporation, a database and enterprise application software company. Mr. Farshchi also serves on the board of directors of NewLineNoosh, a provider of print procurement services and software solutions. Mr. Farshchi holds a B.S. in Electrical Engineering from California State University San Francisco and an M.B.A. from Golden Gate University.

Mr. Farshchi brings technical understanding and knowledge, as well as operational management experience, to the Board. His experience with SaaS businesses is valuable to us as we build out our Nexus® SaaS offerings. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Farshchi should serve as a director of Support.com.

MARK FRIES, age 51, has served as a member of the Board since August 2009. In 2009, Mr. Fries co-founded The ROIG Group LLC, a management consulting firm with a singular focus on helping companies to identify and create value for their clients with practices in Retail Excellence, Strategy & Innovation, Selling & Operations, and Business Technology, and Mr. Fries currently serves as Managing Partner for The ROIG Group. From 1999 to 2009, Mr. Fries was employed by Best Buy Companies, Minneapolis, Minnesota, most recently as Vice President of Enterprise Services Strategy and Partnerships (2005 – 2009). His previous executive roles at Best Buy Companies included leadership of strategy, innovation, operations, alliances and business development. Mr. Fries also served in leadership roles at Target Corporation and Honeywell Inc. Mr. Fries earned an M.B.A. degree from the University of Minnesota – Twin Cities and a B.S. degree from the University of Illinois at Urbana – Champaign.

Mr. Fries brings services, sales, business development and strategy experience to the Board. Mr. Fries’ experience with technology service offerings and with the retail industry, including 10 years of senior positions with Best Buy Companies, which operates the Geek Squad, gives him a perspective on Support.com’s technology services business and our retail distribution relationships. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Fries should serve as a director of Support.com.

J. MARTIN O’MALLEY, age 57, has served as a member of the Board since April 2006. Since July 2005, Mr. O’Malley has served as a Managing Director with Andersen Tax LLC (f/k/a WTAS, LLC), a tax and financial advisory firm. From January 2005 until July 2005, Mr. O’Malley served as a Managing Director with Alvarez and Marsal, a tax and financial advisory firm. From June 2002 until December 2004, Mr. O’Malley served as a Partner with PricewaterhouseCoopers, an accounting firm. From September 1992 until June 2002, Mr. O’Malley served as a Partner with Arthur Andersen, an accounting firm. Mr. O’Malley holds a B.S./B.A. degree from Georgetown University.

Mr. O’Malley brings financial and accounting experience, as well as knowledge of Support.com’s history and experience, to the Board. Mr. O’Malley provides the Board with insight into financial management, disclosure issues and tax matters relevant to Support.com’s business. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. O’Malley should serve as a director of Support.com.

TONI PORTMANN, age 59, has served as a member of the Board since February 2011. She is currently Chief Executive Officer of DHISCO, a data distribution technology company. From February 2011 to May 2014, Ms. Portmann served as Chief Executive Officer of LIT OnLine, an e-learning platform. Ms. Portmann has served as the Chairman of the Board of Resolvity, a provider of intelligent, personalized on-demand interactive voice response solutions since February 2006. Ms. Portmann has previously served as Chief Executive Officer of TCS Private Equity Group from February 2010 to February 2011, Chief Executive Officer of CAS Partners at Riverstone Residential Group from October 2008 to February 2010, and as the President and Chief Executive Officer of Stream, a global business process outsourcing provider from June 2003 to September 2008. Ms. Portmann holds a B.B.A. from Boise State University.

Ms. Portmann brings more than 30 years of leadership experience in service, sales, and marketing, including at companies such as Diebold and IBM. Ms. Portmann also brings expertise and experience in managing large-scale world class technical support operations. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Ms. Portmann should serve as a director of Support.com.

JIM STEPHENS, age 57, has served as a member of the Board since October 2006. Prior to joining Support.com’s Board, Mr. Stephens was the Senior Vice President, Worldwide Sales and Field Operations at Adobe Systems Incorporated, retiring in November 2005 following a 15-year career with Adobe. Mr. Stephens served on Adobe’s executive management team and was a corporate officer for eight years, helping drive Adobe’s growth from $900 million to almost $2 billion in annual revenue. In addition, he held a variety of senior management positions in sales & marketing, investor relations, strategic planning and corporate development for Adobe. Mr. Stephens has served as a member of the board of directors of Wolfe Video, LLC, a film distribution company, since July 2013, and has served as President since January 2015. Mr. Stephens is a member of the National Association of Corporate Directors and the Producers Guild of America. He has previously served on boards of directors for Frameline and Lambda Legal as well as other non-profit organizations. Mr. Stephens holds a B.B.A. from Southern Methodist University.

Mr. Stephens brings to the Board extensive experience in executive management, leadership, sales, marketing and mergers and acquisitions for high-growth industries, as well as his knowledge of Support.com’s history and experience. Mr. Stephens also brings experience from 15 years of service in the software industry driving growth strategies. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Stephens should serve as a director of Support.com.

The Board recommends a vote “FOR” election as director of the nominees set forth above.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

EXECUTIVE OFFICERS

As of March 31, 2015 the executive officers of the Company are:

Name	Age	Position
Elizabeth Cholawsky	59	President and Chief Executive Officer
Roop Lakkaraju	44	Executive Vice President, Chief Financial Officer and Chief Operating Officer
Greg Wrenn	53	Senior Vice President of Business Affairs, General Counsel and Corporate Secretary
Shaun Donnelly	49	Senior Vice President of Business Development and Account Management

Elizabeth Cholawsky. Please see Dr. Cholawsky’s biography above under “Board of Directors and Nominees.”

Roop Lakkaraju. Mr. Lakkaraju joined the Company as Executive Vice President, Chief Financial Officer and Chief Operating Officer in October 2013. Mr. Lakkaraju has over 20 years of experience in technology companies. Prior to joining Support.com, Mr. Lakkaraju served as Chief Financial Officer of Quantros, Inc., a cloud provider to advance healthcare quality and safety performance. Mr. Lakkaraju has also been Chief Financial Officer of 2Wire and has held various executive positions at Solectron and Safeguard Scientifics. Mr. Lakkaraju began his career in public accounting, first with Grant Thornton and then PricewaterhouseCoopers. Mr. Lakkaraju earned a B.S. in Business Administration with an emphasis in Accounting from San Jose State University.

Greg Wrenn. Mr. Wrenn has served as Vice President, General Counsel and Corporate Secretary since November 2009 and as Senior Vice President of Business Affairs, General Counsel and Corporate Secretary since September 2011. Mr. Wrenn was Senior Vice President, General Counsel and Corporate Secretary at Borland Software Corporation, an enterprise software company, from October 2006 until February 2009. From October 2004 to October 2006, Mr. Wrenn served as Senior Vice President and General Counsel at Openwave Systems, a mobile telecommunications software provider. Mr. Wrenn also served as Vice President and Deputy General Counsel, International at Yahoo! Inc. from June 1999 to September 2004. Prior to that, Mr. Wrenn worked as in-house counsel with Adobe Systems Incorporated from January 1995 until June 1999, and as associate with the law firm of Perkins Coie from September 1990 until December 1994. Mr. Wrenn holds a B.A. in Business Administration from the University of Washington, and a J.D. from Boalt Hall School of Law, University of California, Berkeley.

Shaun Donnelly. Mr. Donnelly joined the Company in December 2011 and currently leads partner account management and sales for Support.com. Mr. Donnelly has over 15 years of experience in technology companies including a background in telecommunications, wireless and software. Prior to joining Support.com, he served as the Chief Operating Officer of outsourceIT, Inc., an IT services company focused on small and medium businesses during June 2010 to December 2011. Mr. Donnelly also worked as an investment banker and has held business development and marketing positions at DSC Communications (acquired by Alcatel), Telica (acquired by Lucent Technologies) and Senitito Networks (acquired by Verso Technologies). Mr. Donnelly served as a nuclear submarine officer in the Navy prior to entering the commercial sector. Mr. Donnelly earned a B.S. in Engineering from the United States Naval Academy (with honors) and an M.S. in Information Systems Management from The George Washington University.

COMPENSATION COMMITTEE REPORT

In 2014 the Company’s Compensation Committee consisted at all times of independent directors. During 2014, the members of the Compensation Committee were Messrs. Stephens, Farshchi, and Ms. Portmann.

Set forth below is the Compensation Discussion and Analysis section, which is a discussion of compensation programs and policies from the perspective of the Company.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on the Compensation Committee’s review of, and discussions with management with respect to, the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE:

Jim Stephens, Chairman
Shawn Farshchi
Toni Portmann

COMPENSATION-RELATED RISK ANALYSIS

During February 2015, the Company’s management, in conjunction with the Company’s legal, accounting, human resources and finance departments, undertook a quantitative and qualitative review of the Company’s compensation policies and practices that applied to all Company employees whose compensation includes any variable or incentive compensation element, as well as policies and practices of different groups that mitigate or balance such incentives. As part of this review, these parties reviewed, considered, and analyzed the extent to which, if any, the Company’s compensation policies and practices might create risks for the Company, and relevant controls and mitigating factors.

After conducting this review, management found that none of the Company’s compensation policies and practices for its employees creates any risks that are reasonably likely to have a material adverse effect on the Company. The Board has reviewed the results of management’s analysis and concurs with management’s assessment.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Support.com, Inc. is a leading provider of cloud-based software and services that enable technology support for a connected world. Support.com is the choice of leading communications providers, top retailers, and other important brands in software and connected technology.

Our technology support services programs help leading brands create new revenue streams and deepen customer relationships. We offer turnkey, outsourced support services for service providers, retailers and technology companies. Our technology support services programs are designed for both the consumer and small business markets, and include computer and mobile device set-up, security and support, virus and malware removal, wireless network set-up, and home security and automation system support. Most of our technology specialists work from their homes rather than in brick-and-mortar facilities. We are compensated for our services on a per-incident, per-subscription or labor rate basis.

Our cloud-based offering, Nexus, is a SaaS solution for companies to optimize support interactions with their customers using their own or third party support personnel. Nexus enables companies to quickly resolve complex technology issues for their customers, boosting agent productivity and dramatically improving the customer experience.

We also offer end-user software products including tools and apps designed to address some of the most common technology issues, including computer and mobile device maintenance, optimization and security.

We market our technology support services primarily through partners, who resell the services to their customers or include them in their service offerings. Nexus is marketed through a variety of demand generation programs. We market our end-user software products directly, principally online, and through partners. Our sales and marketing efforts are primarily focused in North America.

The following discussion and analysis explains our executive compensation program and policies for our executives listed in the Summary Compensation Table below. We refer to these senior executives as our “Named Executive Officers,” and for 2014 they include:

Name	Title
Elizabeth Cholawsky (1)	President and Chief Executive Officer
Joshua Pickus (2)	President and Chief Executive Officer
Jim Stephens (3)	Executive Chairman and Interim Chief Executive Officer
Roop Lakkaraju	Executive Vice President, Chief Financial Officer and Chief Operating Officer
Greg Wrenn	Senior Vice President of Business Affairs, General Counsel and Corporate Secretary
Shaun Donnelly	Senior Vice President of Business Development and Account Management

(1)	Dr. Cholawsky joined the Company on May 16, 2014.
(2)	Mr. Pickus left his employment with the Company on April 1, 2014.
(3)	Mr. Stephens served as Executive Chairman and Interim Chief Executive Officer during March 25, 2014 through May 19, 2014.

This discussion and analysis of our 2014 executive compensation program may include forward-looking statements, and should be read together with the compensation tables and related disclosures that follow.

2014 Business Highlights

In 2014 our Board charted a new strategic direction for Support.com.

Following a period of extensive study and exploration of alternatives prompted by changes the company was experiencing in 2013, the Board concluded that the interests of the Company and its stockholders would be best served by setting a new strategic direction. The strategy is a continued growth of our successful services programs and adding new services customers while bringing to market a next-generation SaaS offering for contact centers. The SaaS offering leverages Support.com’s deep technology assets and know-how and has the potential to bring Support.com a stream of high growth, high margin revenue in the future.

After our former President and Chief Executive Officer announced his resignation in February 2014, our Board selected Dr. Elizabeth Cholawsky as Support.com’s new President and Chief Executive Officer. Dr. Cholawsky, who started in the position on May 16, 2014, is aggressively executing on a multi-year strategic plan both to grow services revenue and to make Nexus a best-in-class SaaS offering for contact centers in the field of Support Interaction Optimization (“SIO”). SIO combines guided customer problem resolution, remote support, and sophisticated analytics to deliver highly streamlined and effective technical support. Frost & Sullivan values the SIO market at $1.3 billion globally in 2014, growing at a compound annual growth rate of 12.1%, doubling to $2.6 billion by 2020. Last January, Frost & Sullivan named Support.com its SIO Company of the Year for 2014.

Support.com’s mission is clear. For mid and large size technology products or services companies that are looking to solve complex technical problems for their customers, Support.com seeks to provide the technology and people for effortless problem resolution, resulting in increased issue resolution rate, greater agent productivity, and a world-class customer experience. We believe there is a significant market opportunity given today’s technology and support needs, and we believe the predicted explosion of connected devices as part of the “Internet of Things” will fuel a growing market in SIO, in turn creating opportunities for Support.com both for our Nexus SaaS offering as well as our labor-based technical support service programs.

Turning to financial highlights for 2014: Total revenue for the year ended December 31, 2014 decreased by $5.2 million, or 6%, from 2013. Revenue from services increased by $2.4 million, or 3%, from 2013. The increase in services revenue over the prior year was due to growth in our partner programs, primarily the programs for Comcast. Revenue from software and other decreased by $7.6 million, or 57%, from 2013 due to a decision to discontinue our largest advertising placements in the second half of 2013 because the programs overall were no longer profitable.

Cost of services for the year ended December 31, 2014 increased by 40% from 2013 as a result of the hiring of additional technology specialists for our home networking support bundle program and Xfinity home program with Comcast. Cost of software and other for the year ended December 31, 2014 decreased by 28% year-over-year due to lower sales of end-user software products driven by our decision to discontinue our largest advertising placements in the second half of 2013. Total gross margin declined from 50% to 26% year-over-year due to a higher percentage of revenue generated by the lower margin Comcast home networking support bundle program and Comcast Xfinity home program which replaced the higher margin Comcast Xfinity signature support program.

Operating expenses for the year ended December 31, 2014 decreased by 25% from 2013, driven by the decision to discontinue our largest advertising placements in the second half of 2013.

Please see our Annual Report on Form 10-K for the year ended December 31, 2014 for additional information.

Consideration of 2014 Say-on-Pay Voting Results

At our 2011 annual meeting of stockholders, our stockholders recommended that we hold advisory say-on-pay votes every year. In light of, and consistent with, this recommendation the Board has determined that the Company will hold future advisory votes on executive compensation annually until the next stockholder vote on the frequency of say-on-pay votes is required under Section 14A of the Securities Exchange Act of 1934, as amended, or until the Board otherwise determines that a different frequency for such votes is in the best interests of the Company’s stockholders. At our 2014 annual meeting of stockholders, we received approximately 98% approval for our “say-on-pay” proposal based on record shares voted.

The Compensation Committee also considered the 2014 say-on-pay voting results at its meetings, and the Compensation Committee believes the voting results demonstrate significant support for our Named Executive Officer compensation program. No significant changes were made in 2014 to our programs. The Compensation Committee intends to continue to look for ways to strengthen the existing executive compensation programs and the governance environment in which they function.

2014 Pay for Performance Analysis

Our program is designed to reward our executive officers, consistent with our peer group and market, when they contribute to the achievement of our business objectives and create long-term stockholder value.

Executive Compensation Philosophy and Objectives

The executive compensation program is designed to attract and retain talented executives that will lead the Company in achieving its business goals and objectives and in creating long-term stockholder value. In keeping with our philosophy of aligning pay with performance, a significant portion of our Named Executive Officers’ compensation is “at risk” and comprised of both short-term performance-based cash incentives (“MBOs”) and long-term equity awards. For us, “at risk” compensation consists of incentive cash compensation that is directly linked to performance against quarterly objectives set by the Compensation Committee, and interests in stock option grants priced at or above the closing price of a share of Common Stock on Nasdaq on the date of grant, and vesting over multi-year periods or in some cases upon achievement of performance milestones. Beginning in 2013, we introduced the use of time-based and performance-based grants of RSUs, and in 2014 we introduced the use of market-based grants of stock options in our executive compensation program, which also put portions of executive compensation at risk based on the performance of the Company and returns for our stockholders.

The principal elements of our executive compensation program are:

•	base salary;
•	short-term, performance-based cash incentive awards;
•	long-term, equity-based awards; and
•	other benefits customary for our peer group.

We believe that short-term cash incentives are an important and effective way to align Named Executive Officer pay with Company performance because short-term cash incentives are actually earned only when our Named Executive Officers contribute to the achievement of our specific short-term business objectives.

We also believe long-term stock option grants are particularly effective as a means of aligning the interests of our Named Executive Officers with those of our stockholders as these awards are designed to drive both long-term Company performance and retention of our key executives because the option awards will not deliver any return to our Named Executive Officers unless our stock price increases after the time the award is made. Further, beginning in 2013, we started to use grants of RSUs as well, which help retain Named Executive Officers by providing value that vests over time or upon achievement of designated performance targets, while at the same time increasing or decreasing compensation automatically based on the performance of our Common Stock. The combination of options and RSUs in equity grants balances both long-term retention as well as aligning the interests of our Named Executive Officers with the interests of our stockholders. Accordingly, we seek to establish long-term equity incentives as a significant ongoing component of our executive compensation program.

As previously reported by the Company on March 14, 2014 on Form 8-K, during 2014 Mr. Stephens received additional temporary cash compensation as Executive Chairman and Interim Chief Executive Officer in relation to his full-time service during the period commencing March 25, 2014 and ending May 19, 2014, including: (i) a monthly cash retainer of $30,000, pro-rated for any partial calendar months at the beginning and end of his service in this position; and (ii) grants of vested RSUs as permitted by the Company’s 2010 Stock Plan and confirmed each month by the Compensation Committee during Mr. Stephens’ service as Executive Chairman and Interim Chief Executive Officer, made on the last trading day of each calendar month commencing April 30, 2014, with the number of shares issued to be calculated based on dividing $45,000 per month (pro-rata for any partial calendar month) by the closing price of Common Stock on Nasdaq on the date of grant. Mr. Stephens was not present during, and did not take part in, the Compensation Committee’s deliberations regarding this temporary compensation for full-time service as Executive Chairman and Interim Chief Executive Officer.

Analysis of 2014 Executive Compensation Decisions and Actions

Base Salary

Base salary is the baseline cash compensation that we pay to our Named Executive Officers throughout the year. Base salaries provide our Named Executive Officers with a predictable level of income. We pay base salaries to attract and retain strong talent in our market. The Compensation Committee determines individual salaries for the Company’s Section 16 Officers, which includes each Named Executive Officer. In determining appropriate 2014 base salaries, in addition to reviewing the peer company data compiled by Compensia, Inc. (“Compensia”) as discussed more fully below, an independent compensation consultant, and market data from industry compensation surveys such as the survey by Radford, an Aon Hewitt company (“Radford”), and other sources, the Compensation Committee generally considers:

•	the scope of responsibility and experience of the Section 16 Officer;
•	the individual performance of each existing Section 16 Officer;
•	competitive market compensation;
•	internal equitable considerations;
•	the significance of the individual to the achievement of our corporate objectives; and
•	in the case of Section 16 Officers other than the Chief Executive Officer, the Chief Executive Officer’s recommendation as to compensation.

Base salaries are reviewed annually by the Compensation Committee along with other elements of executive compensation. The Compensation Committee made no changes to the base salary of Section 16 Officers in 2014 as current amounts were considered appropriate. In February 2015, the Compensation Committee, considering the advice of Compensia and reviewing the data and factors described above as part of the annual executive compensation review, increased the annual base salary rate for Dr. Cholawsky from $360,000 to $370,000 (3%), for Mr. Lakkaraju from $320,000 to $329,600 (3%), for Mr. Wrenn from $257,500 to $267,800 (4%), and for Mr. Donnelly from $226,600 to $235,644 (4%).

The annual base salary rates for our Named Executive Officers for 2014 are set forth in the table below:

Name	2014 Base Salary
Elizabeth Cholawsky (1)	$360,000
Joshua Pickus (2)	$370,000
Roop Lakkaraju	$320,000
Greg Wrenn	$257,500
Shaun Donnelly	$226,600

(1)	Dr. Cholawsky joined the Company on May 16, 2014.
(2)	Mr. Pickus left his employment with the Company on April 1, 2014.

Short-Term, Performance-Based Cash Incentive Awards

We paid short-term performance-based cash incentives in 2014 under our Executive Incentive Compensation Plan to attract and retain talented executives who help us achieve our business objectives, and to align executive pay with achievement against near-term Company performance objectives. In determining appropriate target short-term cash incentive opportunities for each Section 16 Officer for 2014, in addition to reviewing market data from industry compensation surveys such as that of Radford, and data from Compensia, all as further discussed below, the Compensation Committee assessed the same factors that were considered in determining 2014 base salaries. The Compensation Committee made no changes to the annual short-term cash incentive award targets of Section 16 Officers in 2014 as the current amounts were considered appropriate. In February 2015, the Compensation Committee, considering the advice of Compensia and reviewing the data and factors described above as part of the annual executive compensation review, increased the annual short-term cash incentive award target for Dr. Cholawsky from $234,000 to $241,000 (3%), for Mr. Lakkaraju from $150,000 to $154,912 (3%), for Mr. Wrenn from $77,250 to $80,340 (4%), and for Mr. Donnelly from $56,650 to $58,911 (4%).

Actual payouts for our short-term cash incentive awards for each Section 16 Officer were based on the achievement of specified Company financial targets and individual objectives established at the beginning of each quarter as determined by the Compensation Committee. The Compensation Committee considers financial and other targets each quarter in reference to a previously established annual plan, but either confirms or adjusts the targets up or down at the beginning of each quarter, as the Compensation Committee deems appropriate, in order to keep the short-term performance-based incentives appropriate and effective at aligning this element of executive pay with the achievement of the Company’s near-term performance objectives.

For 2014, our short-term cash incentive award payout approach was as follows:

•	Incentive compensation for Company revenue and net income targets was paid on a straight-line sliding scale if the Company achieved between the minimum threshold of 70% (achievements under 70% received no payout) and the maximum achievement of 130% (achievements over 130% received 130% payout).
•	Targets specific to individual performance were not eligible for achievement levels above 100% of target, but could be assigned partial credit based on actual achievement on a straight-line sliding scale between 0% to 100%;
•	Incentive compensation for software and services program revenue was paid on a straight-line sliding scale if the Company achieved between the minimum threshold of 90% (achievements under 90% received no payout) and the maximum achievement of 105% (achievements over 105% received 105% payout); and
•	Business development targets for deals closed were earned on a straight-line percentage based on the Company’s determination of deal value compared to previously established quotas.
•	Annual overachievement sales targets were not eligible for partial achievement or overachievement, and were only paid (at 100%) if they were fully achieved.

The Compensation Committee determines in its sole discretion if, and to what extent, objectives are achieved and incentive awards are payable based on the actual results of the period. Pursuant to the Executive Incentive Compensation Plan, the Compensation Committee reserves the right to amend or discontinue the short-term incentive program at any time in the best interests of the Company and to use negative discretion, where appropriate.

For 2014, the terms of our Named Executive Officers’ short-term cash incentive awards (“MBOs”) and the payments made with respect to those awards were as follows:

Named Executive Officer	Period	Description of Objective (1)	Target Cash Incentive Potential	Target Incentive Potential (% of Period Salary)	Actual % of Objective Achieved	Actual Cash Incentive Paid	Actual Cash Incentive (% of Period Salary)
Elizabeth Cholawsky (2)	2014-Q2 (3)	Target Company revenue of $20.05 million	$17,743	20%	100%	$17,743	20%
		Target Company adjusted non-GAAP net income of $(1.04) million	$11,829	13%	100%	$11,829	13%
	2014-Q3	Target Company revenue of $20.59 million	$35,100	39%	100%	$35,100	42%
		Target Company adjusted non-GAAP net income of $(1.18) million	$23,400	26%	100%	$23,400	34%
	2014-Q4	Target Company revenue of $22.05 million	$35,100	39%	100%	$34,959	39%
		Target Company adjusted non-GAAP net income of $(530,000)	$23,400	26%	100%	$23,400	26%
	2014 Total		$146,572	41%		$146,431	41%
Joshua Pickus (4)	2014-Q1	Target Company revenue of $17.93 million	$35,679	41%	104%	$37,035	42%
		Target Company adjusted non-GAAP net income of $(212,000)	$23,786	27%	130%	$30,921	35%
	2014 Total		$59,465	16%		$67,956	18%
Roop Lakkaraju	2014-Q1	Target Company revenue of $17.93 million	$13,500	17%	104%	$14,013	18%
		Target Company adjusted non-GAAP net income of $(212,000)	$9,000	11%	130%	$11,700	15%
		Achieve target partner staffing levels	$5,000	6%	100%	$5,000	6%
		Close target partner amendment to increase headcount and modify payment structure	$5,000	6%	100%	$5,000	6%
		Deliver RFP for potential new auditor selection	$5,000	6%	100%	$5,000	6%
	2014-Q2	Target Company revenue of $20.05 million	$9,000	11%	100%	$9,044	11%
		Target Company adjusted non-GAAP net income of $(1.04) million	$6,000	8%	130%	$7,800	10%
		Deliver assessment of critical business systems and identify gaps to desired performance	$7,500	9%	100%	$7,500	9%
		Implement specified attrition reduction actions for contact center	$7,500	9%	100%	$7,500	9%
		Develop and implement employee engagement program for contact center	$7,500	9%	100%	$7,500	9%
	2014-Q3	Target Company revenue of $20.59 million	$9,000	11%	108%	$9,716	12%
		Target Company adjusted non-GAAP net income of $(1.18) million	$6,000	8%	130%	$7,800	10%
		Develop succession plans for key roles	$5,625	7%	100%	$5,625	7%
		Develop implementation plan for contact center career progression program	$5,625	7%	100%	$5,625	7%
		Develop improvement plan for partner service delivery	$5,625	7%	100%	$5,625	7%
		Develop roadmap for hosting infrastructure consolidation	$5,625	7%	100%	$5,625	7%
	2014-Q4	Target Company revenue of $22.05 million	$9,000	11%	100%	$8,964	11%
		Target Company adjusted non-GAAP net income of $(530,000)	$6,000	8%	100%	$6,000	8%
		Close key partner renewal	$7,650	10%	100%	$7,650	10%
		Develop and implement monthly and quarterly reporting of financial and business metrics	$7,425	9%	90%	$6,683	8%
		Achieve reduced attrition metrics for production staff	$7,425	9%	100%	$7,425	9%
	2014 Total		$150,000	47%		$156,795	49%

Named Executive Officer	Period	Description of Objective (1)	Target Cash Incentive Potential	Target Incentive Potential (% of Period Salary)	Actual % of Objective Achieved	Actual Cash Incentive Paid	Actual Cash Incentive (% of Period Salary)
Greg Wrenn	2014-Q1	Target Company revenue of $17.93 million	$2,897	7%	104%	$3,007	5%
		Target Company adjusted non-GAAP net income of $(212,000)	$1,931	5%	130%	$2,511	4%
		Obtain Company license as a California alarm company operator	$3,621	6%	75%	$2,716	4%
		Deliver report on long-term equity compensation planning	$3,621	6%	100%	$3,621	6%
		Establish structure for operations in new foreign jurisdiction	$3,621	6%	100%	$3,621	6%
		Provide training guidelines for contact center supervisors	$3,621	6%	100%	$3,621	6%
	2014-Q2	Target Company revenue of $20.05 million	$2,897	5%	100%	$2,911	5%
		Target Company adjusted non-GAAP net income of $(1.04) million	$1,931	3%	130%	$2,511	4%
		Obtain Payment Card Industry Level 1 certification	$4,780	7%	90%	$4,302	7%
		Provide legal support for onboarding a new CEO	$4,780	7%	100%	$4,780	7%
		Complete bidding process for 2015 health benefits broker	$4,925	8%	100%	$4,925	8%
	2014-Q3	Target Company revenue of $20.59 million	$2,897	5%	108%	$3,127	5%
		Target Company adjusted non-GAAP net income of $(1.18) million	$1,931	3%	130%	$2,511	4%
		Complete review of data privacy practices with outside expert	$3,621	6%	50%	$1,811	3%
		Prepare and present enterprise risk assessment review	$3,621	6%	100%	$3,621	6%
		Complete review of benefits program offerings with competitive peer programs	$3,621	6%	100%	$3,621	6%
		Deliver updated new hire equity guidelines for use by HR	$3,621	6%	100%	$3,621	6%
	2014-Q4	Target Company revenue of $22.05 million	$2,897	5%	100%	$2,885	4%
		Target Company adjusted non-GAAP net income of $(530,000)	$1,931	3%	100%	$1,931	3%
		Implement 2015 employee benefits enrollment program	$3,621	6%	100%	$3,621	6%
		Identify and build out a new social intranet solution for future deployment	$3,621	6%	100%	$3,621	6%
		Complete organizational design and development assessment with consultant	$3,621	6%	100%	$3,621	6%
		Update product terms and privacy policy from 2014-Q3 reviews	$3,621	6%	100%	$3,621	6%
	2014 Total		$77,248	31%		$76,138	30%
Shaun Donnelley	2014-Q1	Close target number of new deals	$7,081	13%	100%	$7,081	13%
		Extend pricing for named partner relationship	$1,770	3%	100%	$1,770	3%
		Launch target number of commercial programs from existing pilot programs	$3,541	6%	100%	$3,541	6%
		Achieve target revenue for services and named software programs	$1,770	3%	99%	$1,750	3%
	2014-Q2	Close target number of new deals	$5,665	10%	95%	$5,382	10%
		Complete launch of target partner program	$2,124	4%	100%	$2,124	4%
		Close target partner amendment	$708	1%	95%	$673	1%
		Close target partner amendment	$1,416	3%	100%	$1,416	3%
		Achieve target revenue for services and named software programs	$4,249	8%	96%	$4,094	7%
	2014-Q3	Establish designated partnerships for bundled offerings and present new bundled offerings to target prospects	$2,833	5%	0%	$0	0%
		Convert target number of Nexus trials to active implementations	$5,665	10%	50%	$2,833	5%
		Close target number of services deals for designated programs	$2,833	5%	0%	$0	0%
		Achieve target revenue for services and named software programs	$2,833	5%	104%	$2,936	5%

Named Executive Officer	Period	Description of Objective (1)	Target Cash Incentive Potential	Target Incentive Potential (% of Period Salary)	Actual % of Objective Achieved	Actual Cash Incentive Paid	Actual Cash Incentive (% of Period Salary)
	2014-Q4	Establish sales team and active pipeline to support Nexus sales strategy	$4,249	8%	100%	$4,249	8%
		Close target number of services deals for designated programs	$2,833	5%	50%	$1,416	3%
		Close target number of Nexus deals in target market profile	$2,833	5%	75%	$2,124	4%
		Hire lead for Nexus channel program and finalize 2015 channel program strategy	$1,416	3%	100%	$1,416	3%
		Achieve target revenue for services and named software programs	$2,833	5%	100%	$2,827	5%
	2014-YR	Overachieve new Nexus customer target by 125% or more	$50,000	22%	0%	$0	0%
		Overachieve revenue target from new service program customers by $1M or more	$50,000	22%	0%	$0	0%
	2014 Total		$156,652	69%		$45,632	20%

(1)	Adjusted non-GAAP net income (loss) for the purpose of MBO target amounts is the Company’s target non-GAAP net income (loss) adjusted to eliminate the impact of variable MBO payments in order to avoid recursive calculations of actual non-GAAP net income results.
(2)	Dr. Cholawsky joined the Company on May 16, 2014.
(3)	In connection with Dr. Cholawsky’s start date, her achievement for 2014-Q2 and 2014-Q3 targets were guaranteed and capped at 100% and her payout for 2014-Q2 targets was pro-rated from her start date.
(4)	Mr. Pickus left employment with the Company on April 1, 2014.

For more information about our MBO payouts for 2014, see the 2014 Summary Compensation Table and 2014 Grants of Plan-Based Awards Table below.

Long-Term Equity Awards

We periodically make long-term equity awards at the discretion of the Compensation Committee to our Named Executive Officers to encourage them to create long-term value for our stockholders through sustained performance. Equity compensation for executives is reviewed at least annually, but the frequency, type, and amount of long-term equity awards are made at the discretion of the Compensation Committee based on an overall assessment of existing compensation, performance, and the desired balance of compensation incentives going forward. Thus grants in recent years have tended to vary year-to-year based on this overall assessment and in some years no new grants by the Compensation Committee have been made, such as calendar years 2012 and 2014.

On April 12, 2010, our Compensation Committee adopted a policy stating the Compensation Committee’s general intention to structure any future equity-based awards granted to our Section 16 Officers during calendar years 2010, 2011 and 2012 such that a substantial portion (in this case, at least 50% on a share basis) of equity awards granted to our Section 16 Officers would be performance-based. The same proportion did not apply to new hire grants in the event any of our Section 16 Officers must be replaced in the future depending on the competitive hiring market at the time, but any subsequent refresh grants to that officer were to include a substantial portion of performance-based shares. For the purposes of this paragraph, “performance-based” equity awards were either (1) time-based stock option awards with an exercise price equal to at least 125% of the closing price of a share of Common Stock on Nasdaq on the date of grant, or (2) stock option awards that vest based on the achievement of Company performance targets. During 2014, the Company also granted performance-based stock option awards, which stock options were exercisable only if our common stock achieves certain pre-established value levels. The Compensation Committee has used performance criteria and minimum vesting thresholds that were disclosed in the Company’s regulatory filings so that stockholders may know the minimum level of performance required for such equity grants to vest.

The Compensation Committee continues to consider the use of performance-based equity awards in equity awards but not as a mandatory policy. For example, in February 20151, Section 16 Officer equity refresh grants awarded by the Committee were time-based options, balanced against the previous grants for the Company’s President and Chief Executive Officer, and Chief Financial Officer and Chief Operating Officer, which included performance-based new-hire grants. In the future the frequency, type, and amount of long-term equity awards will continue to be made at the discretion of the Compensation Committee based on an overall assessment of existing compensation, performance, and the desired balance of compensation incentives going forward that are deemed to be in the best interests of the Company.

Other Benefits

We also provide our Named Executive Officers with certain employee benefits that are generally consistent with both the employee benefits we provide to all of our employees and that are provided by other employers in Silicon Valley. These benefits consist of a tax-qualified defined contribution plan, which we refer to as our 401(k) plan (to which we do not make any employer contributions), health benefits, life insurance benefits, and other welfare benefits. We do not provide any special employee benefits for our Named Executive Officers other than increased life insurance coverage equal to $300,000 per person, which increased coverage is also available to each of our employees who hold a position equal to or above the director level. Our employees who hold a position below the director level receive $150,000 in life insurance coverage per person.

The Role of Consultants and Benchmarking Data

Historically the Compensation Committee reviewed data from a variety of sources to determine and set executive compensation, including consideration of data and compensation information from peer companies, industry surveys, and recommendations of independent compensation consultants.

During 2014, the Compensation Committee continued to review publicly available data and solicit advice of Compensia when making key compensation decisions for Section 16 Officers. Compensia has been engaged directly by the Compensation Committee only to make recommendations on appropriate executive and director compensation levels, to design and implement incentive plans, and to provide information on industry and peer group pay practices. Compensia is independent of Support.com’s directors and officers, and has not been retained by the Board, any committee, or by management of the Company to provide any other services. Compensia’s fees for its services in 2014 were substantially below $120,000.

Pursuant to its charter, the Compensation Committee has authority, at the Company’s expense, to retain, terminate or obtain the advice of compensation consultants, legal counsel and other advisers as the Compensation Committee may deem appropriate, including the sole authority to approve any such advisers’ fees and other retention terms. The Compensation Committee is directly responsible for the appointment, compensation and oversight of the work of any compensation consultant, legal counsel and other adviser retained by the Compensation Committee. The Company must provide for appropriate funding, as determined by the Compensation Committee, for payment of reasonable compensation to a compensation consultant, legal counsel or any other adviser retained by the Compensation Committee. Pursuant to its amended and restated charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee other than in-house legal counsel, only after taking into consideration the following factors:

(i) the provision of other services to the Company by the person that employs the compensation consultant, legal counsel or other adviser;

(ii) the amount of fees received from the Company by the person that employs the compensation consultant, legal counsel or other adviser, as a percentage of the total revenue of the person that employs the compensation consultant, legal counsel or other adviser;

(iii) the policies and procedures of the person that employs the compensation consultant, legal counsel or other adviser that are designed to prevent conflicts of interest;

1 On February 10, 2015, the Compensation Committee approved, as part of an annual review of executive compensation, the following grants of non-qualified stock options (“Options”), effective February 10, 2015: (a) a time-based grant of 175,000 Options to Elizabeth Cholawsky, of which 1/36th of such Options under this grant shall vest on each monthly anniversary of the grant date over 36 months; (b) a time-based grant of 125,000 Options to Roop Lakkaraju, of which 1/36th of such Options under this grant shall vest on each monthly anniversary of the grant date over 36 months; and (c) a time-based grant of 125,000 Options to Shaun Donnelly, of which 1/36th of such Options under this grant shall vest on each monthly anniversary of the grant date over 36 months.

(iv) any business or personal relationship of the compensation consultant, legal counsel or other adviser with a member of the Compensation Committee;

(v) any stock of the Company owned by the compensation consultant, legal counsel or other adviser; and

(vi) any business or personal relationship of the compensation consultant, legal counsel, other adviser or the person employing the adviser with an Officer.

Peer Group Analysis

For 2014, the Compensation Committee used a peer group of companies identified through the research and recommendations of Compensia. The peer group used for compensation purposes during 2014 consists of:

Acorn Energy, Inc.	Digimarc Corporation	SPS Commerce, Inc.
American Software, Inc.	eGain Corporation	TechTarget, Inc.
Archipelago Learning, Inc.	ELLIE MAE, Inc.	Vocus, Inc.
Callidus Software Inc.	Guidance Software, Inc.	Wave Systems Corp.
Carbonite, Inc.	Keynote Systems, Inc.	Zix Corporation
Convio, Inc.	SciQuest, Inc.

For 2014, the Compensation Committee used the median (50th percentile) as a guideline for establishing individual compensation elements, as well as total compensation, for each of our Section 16 Officers. The Compensation Committee does not benchmark and may deviate from such guidelines in its discretion.

The Role of Management in Compensation Decisions

Our Chief Executive Officer recommends to the Compensation Committee individual compensation adjustments for Section 16 Officers, other than herself, based on market data, Company performance and individual performance. She also recommends incentive compensation measures to align compensation with our corporate objectives. The Chief Executive Officer is sometimes present during the portions of Compensation Committee meetings in which compensation decisions regarding Section 16 Officers other than the Chief Executive Officer are reviewed and decided, but the Compensation Committee retains the final authority for all such decisions.

Tax Implications of Compensation Policies

Section 162(m) of the Internal Revenue Code generally places a limit of $1,000,000 on the amount of compensation we may deduct for federal income tax purposes in any one year with respect to the compensation we pay to certain of our most highly compensated officers, unless such compensation is performance-based compensation under Section 162(m) of the Internal Revenue Code. In order to maintain flexibility in compensating our covered employees (including our Section 16 Officers) in a manner designed to promote achievement of Company goals, the Compensation Committee will not necessarily limit executive compensation to that which is deductible under Section 162(m) of the Internal Revenue Code.

Employment Arrangements, Termination of Employment Arrangements and Change of Control Arrangements

We have employment arrangements with our Named Executive Officers to assist with attraction and retention. The following paragraphs summarize the employment-related agreements for our current Named Executive Officers and provide additional information that we believe is helpful to an understanding of the information disclosed in the compensation tables and narratives below. For more information about post-termination payments under these employment arrangements, see “Potential Payments Upon Termination or Change-in-Control” below.

Elizabeth Cholawsky

Dr. Cholawsky assumed the title of President and Chief Executive Officer on May 16, 2014. In connection with her employment, we entered into an offer letter with Dr. Cholawsky. Our arrangement with Dr. Cholawsky provided for her to receive an annual base salary of $360,000 and an annual short-term cash incentive target of

$234,000. Effective February 10, 2015, Dr. Cholawsky’s base salary was increased to $370,000 and her annual cash incentive target was increased to $241,000. In addition, Dr. Cholawsky has been granted stock options and RSU awards, as reflected in the outstanding equity awards table below.

Pursuant to the terms of Dr. Cholawsky’s offer letter, if she is terminated without cause or resigns for good reason (as defined in the offer letter), Dr. Cholawsky would be entitled to severance pay equal to 12 months of base salary. If such termination or resignation follows within 12 months of a change of control of the Company, Dr. Cholawsky would also be entitled to vest immediately in 100% of any remaining unvested equity awards, provided, however, that stock options with market-based conditions will be eligible for acceleration only if and to the extent the applicable market conditions have been met prior to the change of control or achieved as part of the change of control as described in Dr. Cholawsky’s offer letter.

Joshua Pickus

On April 6, 2006, Mr. Pickus was appointed our President and Chief Executive Officer. In connection with this appointment, we entered into an offer letter with Mr. Pickus. This offer letter was amended and restated on December 23, 2008, and subsequently on July 28, 2009. Our arrangement with Mr. Pickus provided for him to receive an annual base salary of $350,000 and a short-term cash incentive target of $300,000 for 2006. Our Compensation Committee did not change Mr. Pickus’ annual base salary or short-term cash incentive target for either 2007 or 2008. In connection with the sale of our Enterprise business and the transformation of the business of the Company, Mr. Pickus’ annual base salary was reduced to $325,000 effective July 1, 2009 and his cash incentive potential was reduced from $300,000 to $170,000. These changes were made in connection with the other changes to our Section 16 Officers’ equity compensation in 2009. Effective February 11, 2011, Mr. Pickus’ annual base salary was increased to $335,000 and his annual cash incentive target was increased to $180,000. Effective April 1, 2012, Mr. Pickus’ annual base salary was increased to $350,000 and his annual cash incentive target was increased to $225,000. Effective March 22, 2013, Mr. Pickus’ annual base salary was increased to $370,000 and his annual cash incentive target was increased to $237,857. In addition, Mr. Pickus had been granted additional stock grants, as reflected in the outstanding equity awards table below.

Pursuant to Mr. Pickus’ amended and restated offer letter, if he terminated without cause or resigned for good reason (as defined in the offer letter), Mr. Pickus would have been entitled to severance pay equal to 12 months of salary and 50% of his target short-term cash incentive target in effect for the year in which he is terminated. If such termination or resignation followed within 12 months of a change of control of the Company, Mr. Pickus would have been entitled to severance pay equal to 12 months of salary and 100% of his target short-term cash incentive target in effect for the year in which he terminated, plus the immediate vesting and exercisability of all of Mr. Pickus’ stock grants (with the limited exception of certain performance-based RSU grants made on March 19, 2013 that expressly state that in the event of a change of control prior to the end of calendar year 2013 they would not be earned nor accelerated). In addition, if any amount payable to Mr. Pickus was subject to the excise tax imposed by Internal Revenue Code Section 4999 or similar state tax or assessment, we would have paid Mr. Pickus an amount necessary to place Mr. Pickus in the same after-tax position had no such excise tax been imposed or assessed, as well as an amount to pay the income and excise taxes resulting from the payment of the excise tax amount. Under the terms of the offer letter, the maximum amount payable by us resulting from excise taxes imposed on Mr. Pickus would have been $1,500,000.

On February 11, 2014, Mr. Pickus submitted his written resignation as President and Chief Executive Officer effective April 1, 2014. Also effective April 1, 2014, Mr. Pickus resigned as a director of the Board and indicated that his decision to resign was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Pickus’ resignation was voluntary and not a resignation “for good reason” such that he would be entitled to any severance benefits described above.

In connection with Mr. Pickus’ resignation the Compensation Committee of the Board, considering all relevant factors and the best interest of the Company’s stockholders, approved the extension of the post-termination exercise period for the vested portions of each of Mr. Pickus’ outstanding stock option grants from ninety (90) days following termination to December 31, 2014, in order to permit the orderly exercise and disposition of shares under his vested grants prior to their expiration.

Roop Lakkaraju

Mr. Lakkaraju assumed the title of Executive Vice President, Chief Financial Officer and Chief Operating Officer on October 30, 2013. In connection with his employment, we entered into an offer letter with

Mr. Lakkaraju. Our arrangement with Mr. Lakkaraju provided for him to receive an annual base salary of $320,000 and an annual short-term cash incentive target of $150,000. Effective February 10, 2015, Mr. Lakkaraju’s base salary was increased to $329,600 and his annual cash incentive target was increased to $154,912. In addition, Mr. Lakkaraju has been granted stock options and RSU awards, as reflected in the outstanding equity awards table below.

Pursuant to the terms of Mr. Lakkaraju’s offer letter, if he is terminated without cause or resigns for good reason (as defined in the offer letter), Mr. Lakkaraju would be entitled to severance pay equal to six months of base salary and 50% of the short-term cash incentive target in effect for the year in which he is terminated. If such termination or resignation follows within 12 months of a change of control of the Company, Mr. Lakkaraju would also be entitled to vest immediately in 100% of any remaining unvested equity awards, provided, however, that stock options with market-based conditions will be eligible for acceleration only if and to the extent the applicable market conditions have been met prior to the change of control or achieved as part of the change of control as described in Mr. Lakkaraju’s grant.

Greg Wrenn

Mr. Wrenn was hired as Vice President, General Counsel and Corporate Secretary on November 4, 2009. In connection with his employment, we entered into an offer letter with Mr. Wrenn. Our arrangement with Mr. Wrenn provided for him to receive an annual base salary of $240,000 and a short-term cash incentive target of $60,000. In relation to the expansion of his duties to include responsibility for other areas of the business development group, Mr. Wrenn’s annual base salary was increased to $250,000 and his short-term cash incentive target was increased to $75,000, in each case effective as of January 1, 2012. He was also given a one-time incentive award of $50,000. Effective September 29, 2013, Mr. Wrenn’s annual base salary was increased to $257,500 and his annual cash incentive target was increased to $77,250. Effective February 10, 2015, Mr. Wrenn’s annual base salary was increased to $267,800 and his annual cash incentive target was increased to $80,340. In addition, Mr. Wrenn has been granted stock options and RSU awards, as reflected in the outstanding equity awards table below.

Pursuant to the terms of Mr. Wrenn’s offer letter as previously amended, if Mr. Wrenn is terminated without cause or resigns for good reason (as defined in the offer letter), Mr. Wrenn would be entitled to severance pay equal to six months of base salary in effect for the year in which he is terminated. If such termination or resignation follows within 12 months of a change of control of the company, Mr. Wrenn would also be entitled to vest immediately in 100% of any remaining unvested equity awards, or such other amount as specified in any future grant agreement.

Shaun Donnelly

Mr. Donnelly was hired as Vice President, General Manager, Small and Medium Business on December 29, 2011. In connection with his employment, we entered into an offer letter with Mr. Donnelly. Our arrangement with Mr. Donnelly provided for him to receive an annual base salary of $208,000 and a short-term cash incentive target of $52,000. In 2012, in relation to the expansion of his duties to include responsibility for the program management group, Mr. Donnelly’s annual base salary was increased to $220,000 and his short-term cash incentive target was increased to $55,000, in each case effective as of August 1, 2012. Effective September 29, 2013, Mr. Donnelly’s annual base salary was increased to $226,600 and his annual cash incentive target was increased to $56,650. Effective February 10, 2015, Mr. Donnelly’s annual base salary was increased to $235,644 and his annual cash incentive target was increased to $58,911. In addition, Mr. Donnelly has been granted stock options and RSU awards, as reflected in the outstanding equity awards table below. Mr. Donnelly was also given certain housing allowances as reflected in the 2014 summary compensation table below.

Pursuant to the terms of Mr. Donnelly’s offer letter, if Mr. Donnelly is terminated without cause or resigns for good reason (as defined in the offer letter), Mr. Donnelly would be entitled to severance pay equal to four months of base salary and 50% of his target short-term cash incentive in effect for the year in which he is terminated. If such termination or resignation follows within 12 months of a change of control of the Company, Mr. Donnelly would also be entitled to vest immediately in 33% of any remaining unvested equity awards, or such greater amount as is specified in his grant agreements, provided, however, that stock options with market-based conditions will be eligible for acceleration only if and to the extent the applicable market conditions have been met prior to the change of control or achieved as part of the change of control as described in Mr. Donnelly’s grant.

EXECUTIVE COMPENSATION

2014 Summary Compensation Table

The following table shows compensation information for 2014, 2013 and 2012 for our Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	RSU Awards (1) ($)	Stock Option Awards (2) ($)	Non-Equity Incentive Plan Compensation (3) ($)	All Other Compensation (4) ($)		Total ($)
Elizabeth Cholawsky (5)	2014	216,000	40,000	483,442	973,594	146,431	10,679(6)		1,870,101
President and Chief Executive	2013	—	—	—	—	—	—		—
Officer	2012	—	—	—	—	—	—		—

Joshua Pickus (7)	2014	135,192	—	—	—	67,956	54		203,203
President and Chief Executive	2013	366,308	—	1,994,790	—	265,404	180		2,626,682
Officer	2012	346,249	—	—	—	231,482	216		577,947

Jim Stephens (8)	2014	55,161	—	132,742	—	—	57,858		245,761
Executive Chairman and Interim	2013	—	—	—	—	—	—		—
Chief Executive Officer	2012	—	—	—	—	—	—		—

Roop Lakkaraju (9)	2014	320,000	—	—	146,407	156,795	162		623,363
Executive Vice President, Chief	2013	55,385	—	1,583,969	467,532	27,302	21		2,134,209
Financial Officer and Chief	2012	—	—	—	—	—	—		—
Operating Officer

Greg Wrenn	2014	257,500	—	137,000	—	76,137	162		470,800
Senior Vice President of Business	2013	251,933	—	589,000	—	77,676	180		918,789
Affairs, General Counsel and	2012	250,000	50,000	—	—	66,950	216		367,166
Corporate Secretary

Shaun Donnelly	2014	226,600	—	—	117,125	49,632	92,289	(10)	481,648
Senior Vice President of Business	2013	221,700	5,000	147,250	—	44,034	30,331	(11)	448,315
Development and Account	2012	212,800	—	—	251,650	43,034	144		507,628
Management

(1)	The grant date fair value of all RSU awards is determined by multiplying the number of units granted by the closing price of our Common Stock on the grant date.
(2)	The amounts disclosed for 2014 represent the aggregate grant date fair value computed in accordance with ASC Topic 718, Compensation – Stock Compensation, excluding the effect of certain forfeiture assumptions. We estimate the fair value of stock options granted using the Black-Scholes option pricing model. This pricing model requires a number of complex assumptions including volatility, expected term, risk-free interest rate, and expected dividends. For more information about the assumptions used for stock options awarded, please refer to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.
(3)	The amounts disclosed for 2014 reflect the aggregate short-term cash incentive awards earned for all four quarters of the 2014 fiscal year under the annual incentive plan. Payouts for earned awards were made both in 2014 and 2015.
(4)	Our employees may participate in our 401(k) plan, which is a tax-qualified defined contribution plan. We do not provide any type of matching contributions on any employee’s contribution to the 401(k) plan. The amounts disclosed in this column include life insurance premiums for $300,000 of term life insurance for each Named Executive Officer.
(5)	Dr. Cholawsky joined the Company on May 16, 2014.

(6)	Includes $10,634 in reimbursements to Dr. Cholawsky in connection with work-related travel expenses while Dr. Cholawsky’s relocation was pending.
(7)	Mr. Pickus left his employment with the Company on April 1, 2014.
(8)	Mr. Stephens served as Executive Chairman and Interim Chief Executive Officer during March 25, 2014 through May 19, 2014. Amounts shown here for Mr. Stephens are also shown in the director compensation table above, including: $55,161 in cash compensation for full-time services as Executive Chairman and Interim Chief Executive Officer; $82,742 in RSU grants for equity compensation for full-time services as Executive Chairman and Interim Chief Executive; $50,000 for non-employee directors RSU awards; and $57,858 for non-employee director fees paid in cash.
(9)	Mr. Lakkaraju joined the Company on October 30, 2013.
(10)	Includes $92,127 in monthly housing allowances to Mr. Donnelly in connection with his new residence near Company headquarters. Contingent upon Mr. Donnelly’s continued employment, and subject to early departure repayment requirements, such housing allowance is expected to continue at a rate of $3,200 per month through November 2015.
(11)	Includes $25,195 in reimbursed relocation expenses to Mr. Donnelly in connection with his move near Company headquarters. Also includes $5,000 in monthly housing allowances to Mr. Donnelly in December 2013 in connection with his new residence near Company headquarters.

2014 Grants of Plan-Based Awards Table

The following table sets forth certain information with respect to grants of plan-based awards in 2014 to our Named Executive Officers, including short-term cash incentive awards and equity awards. The stock options and RSUs granted to our Named Executive Officers in 2014 were granted under the 2010 Stock Plan or the 2014 Inducement Award Plan (the “Inducement Plan”). All stock options were granted with an exercise price equal to the closing price of a share of Common Stock on Nasdaq on the date of the grant.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold	Target	Maximum
Elizabeth Cholawsky (2)
MBO	—	$122,850	$175,500	$228,150	—	—	—
Option (3)	5/16/2014	—	—	—	150,000	$2.21	$193,156
Option (4)	5/16/2014	—	—	—	300,000	$2.21	$396,438
Option (5)	5/16/2014	—	—	—	300,000	$2.21	$384,000
RSU	5/16/2014	—	—	—	218,752	—	$483,442

Joshua Pickus (6)
MBO	—	$41,625	$59,464	$77,304	—	—	—

Roop Lakkaraju
MBO	—	$42,900	$150,000	$168,000	—	—	—
Option	5/21/2014	—	—	—	62,500	$2.26	$62,856
Option (3)	5/21/2014	—	—	—	31,250	$2.26	$42,240
Option (4)	5/21/2014	—	—	—	31,250	$2.26	$41,311

Greg Wrenn
MBO	—	$14,098	$77,250	$83,044	—	—	—
RSU	2/11/2014	—	—	—	50,000	—	$137,000

Shaun Donnelley
MBO	—	$6,161	$156,650	$258,066	—	—	—
Option	5/21/2014	—	—	—	50,000	$2.26	$50,285
Option (3)	5/21/2014				25,000	$2.26	$33,792
Option (4)	5/21/2014				25,000	$2.26	$33,049

(1)	For 2014 we defined Company and/or individual objectives for our Named Executive Officers on a quarterly basis. Objectives were expressed as financial goals for the Company and/or individual performance goals. Additional information is reflected in the discussion of “Short-Term, Performance-Based Cash Incentive Awards” above.
(2)	Dr. Cholawsky joined the Company on May 16, 2014.
(3)	This market-based stock option shall only be exercisable, to the extent vested, following the date as of which the fair market value of the Company’s Common Stock has first equaled or exceeded $4.00 for 20 consecutive trading days.
(4)	This market-based option shall only be exercisable, to the extent vested, following the date as of which the FMV of the Company’s Common Stock has first equaled or exceeded $6.25 for 20 consecutive trading days.
(5)	This market-based option shall only be exercisable, to the extent vested, following the date as of which the FMV of the Company’s Common Stock has first equaled or exceeded $9.75 for 20 consecutive trading days.
(6)	Mr. Pickus left employment with the Company on April 1, 2014.

Our Named Executive Officers are parties to employment contracts or arrangements with us. For more information about these agreements and arrangements, see “Compensation Discussion and Analysis — Employment Arrangements, Termination of Employment Arrangements and Change of Control Arrangements” above. For more information about the compensation arrangements in which our Named Executive Officers participate and the proportion of our Named Executive Officers’ total compensation represented by “at risk” components, see “Compensation Discussion and Analysis” above.

Outstanding Equity Awards at 2014 Fiscal Year-End Table

The following table summarizes the number of securities underlying outstanding equity awards for our Named Executive Officers as of December 31, 2014:

	Stock Option Awards (1)					RSU Awards (1)
Name	Grant Date (2)		Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Grant Date (3)		Number of Shares or Units of Stock that have Not Vested	Market Value of Shares or Units of Stock that have Not Vested
Elizabeth Cholawsky (4)	5/16/2014	(5)(6)(7)	—	150,000	$2.21	5/16/2024	5/16/2014	(5)(8)	218,752	$461,567
	5/16/2014	(5)(6)(9)	—	300,000	$2.21	5/16/2024	—		—	—
	5/16/2014	(5)(6)(10)	—	300,000	$2.21	5/16/2024	—		—	—
Jim Stephens (11)	5/21/2008	(12)	10,000	—	$3.48	5/21/2015	6/4/2014	(13)	21,645	$45,671
	6/19/2009	(12)	10,000	—	$2.27	6/19/2016	—		—	—
	5/19/2010	(12)	10,000	—	$4.19	5/19/2017	—		—	—
	5/25/2014	(12)	18,000	—	$4.54	5/25/2018	—		—	—

Roop Lakkaraju	10/30/2013	(6)	56,875	138,125	$5.57	10/30/2023	10/30/2013	(8)	213,281	$450,023
	5/21/2014		12,152	50,348	$2.26	5/21/2024	—		—	—
	5/21/2014	(7)	—	31,250	$2.26	5/21/2024	—		—	—
	5/21/2014	(9)	—	31,250	$2.26	5/21/2024	—		—	—
Greg Wrenn	12/3/2009	(6)	12,500	—	$2.56	12/3/2016	08/05/2013		66,666	$140,665
	10/5/2010		40,000	—	$4.59	10/5/2017	02/11/2014	(13)	50,000	$105,500
Shaun Donnelly	1/5/2012	(6)	130,833	54,167	$2.17	1/5/2019	08/05/2013		16,666	$35,165
	7/5/2012	(14)	30,208	19,792	$3.23	7/5/2019	—		—	—
	5/21/2014		9,722	40,278	$2.26	5/21/2024	—		—	—
	5/21/2014	(7)	—	25,000	$2.26	5/21/2024	—		—	—
	5/21/2014	(9)	—	25,000	$2.26	5/21/2024	—		—	—

(1)	Unless otherwise indicated, these grants are made pursuant to the Company’s 2010 Plan.
(2)	Unless otherwise indicated, 1/36th of the shares subject to these grants vest on each monthly anniversary of the grant date over 36 months, subject to continued employment.
(3)	Unless otherwise indicated, 1/3rd of the shares subject to these grants vest on each anniversary of the grant date over 3 years, subject to continued employment.
(4)	Dr. Cholawsky joined the Company on May 16, 2014.
(5)	These grants are made pursuant to the Company’s Inducement Plan.
(6)	1/4th of the shares subject to this grant vest on the first anniversary of the grant date and 1/48th of the shares subject to this grant vest on each monthly anniversary thereafter over the next 36 months, subject to continued employment.
(7)	This grant shall only be exercisable, to the extent vested, following the date as of which the FMV of the Company’s Common Stock has first equaled or exceeded $4.00 for 20 consecutive trading days.
(8)	1/4th of the shares subject to this grant vests on each anniversary of the grant date over 4 years, subject to continued employment.
(9)	This grant shall only be exercisable, to the extent vested, following the date as of which the FMV of the Company’s Common Stock has first equaled or exceeded $6.25 for 20 consecutive trading days.

(10)	This grant shall only be exercisable, to the extent vested, following the date as of which the FMV of the Company’s Common Stock has first equaled or exceeded $9.75 for 20 consecutive trading days.
(11)	Mr. Stephens served as Executive Chairman and Interim Chief Executive Officer during March 25, 2014 through May 19, 2014.
(12)	All of the shares subject to this grant are fully vested upon grant.
(13)	All of the shares subject to this grant vest on the first anniversary of the grant date.
(14)	1/48th of the shares subject to this grant vest on each monthly anniversary of the grant date over 48 months, subject to continued employment.

2014 Option Exercises and Stock Vested

The following table provides information about RSU awards vested for our Named Executive Officers during 2014.

	RSU Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
Elizabeth Cholawsky	—	—
Jim Stephens (2)	43,430	$101,594
Joshua Pickus (3)	160,895	$453,724
Roop Lakkaraju	71,094	$154,985
Greg Wrenn	33,334	$79,668
Shaun Donnelly	8,334	$19,918

(1)	Represents the amounts realized based on the fair market value of the Company’s Common Stock on the applicable vesting date.
(2)	Mr. Stephens served as Executive Chairman and Interim Chief Executive Officer during March 25, 2014 through May 19, 2014.
(3)	Mr. Pickus left employment with the Company on April 1, 2104.

Pension Benefits and Nonqualified Deferred Compensation

We provide our employees with the opportunity to participate in our 401(k) plan, which is a tax-qualified defined contribution plan. We do not provide for any matching contributions with respect to our employees’ contributions to the 401(k) plan. We also do not maintain any nonqualified deferred compensation plans, defined benefit plans or other plans with specified retirement benefits for our Named Executive Officers or our employees.

Potential Payments upon Termination or Change-in-Control

During 2014, we were a party to employment contracts and arrangements with our Named Executive Officers. Under these contracts and arrangements, we are obligated to provide our Named Executive Officers with certain payments or other forms of compensation if their employment with us is terminated under certain conditions. The forms of such termination that would trigger additional payments or compensation include involuntary termination without cause and involuntary termination without cause and/or resignation for good reason following a change of control.

The tables below reflect the estimated amounts of payments or compensation each of our Named Executive Officers serving at December 31, 2014 may receive under particular circumstances in the event of termination of such Named Executive Officer’s employment. The first table below was prepared as though each of our Named Executive Officers had been terminated involuntarily without cause on December 31, 2014, the last business day of 2014. The second table below was prepared as though each of our Named Executive Officers had been terminated involuntarily without cause on December 31, 2014, the last business day of 2014, within 12 months of a change-in-control of the Company and assumes that the price per share of Common Stock equals $2.11, which was the closing price of a share of Common Stock on December 31, 2014 as reported on Nasdaq. For more information about these agreements and arrangements, including the duration for payments or benefits received under these agreements and arrangements, see “Compensation Discussion and Analysis — Employment Contracts, Termination of Employment Arrangements and Change of Control Arrangements” above. To the extent payments or benefits are required, we will provide all such payments and benefits under the agreements.

Involuntary Termination

Name	Salary Continuation	Cash-Based Incentive Award	Continuation of Health & Welfare Benefits (1)	Value of Unvested Equity Grants (3)	Excise Tax & Gross-Up	Total
Elizabeth Cholawsky (2)	$360,000	—	$6,749	—	—	$366,749
Roop Lakkaraju	$160,000	$75,000	$4,971	—	—	$239,971
Greg Wrenn	$128,750	—	—	—	—	$128,750
Shaun Donnelley	$75,533	$28,325	$3,314	—	—	$107,172

Involuntary Termination Following a Change-in-Control

Name	Salary Continuation	Cash-Based Incentive Award	Continuation of Health & Welfare Benefits (1)	Value of Unvested Equity Grants (3)	Excise Tax & Gross-Up	Total
Elizabeth Cholawsky (2)	$360,000	—	$6,749	$461,567	—	$828,316
Roop Lakkaraju	$160,000	$75,000	$4,971	$450,023	—	$689,994
Greg Wrenn	$128,750	—	—	$246,165	—	$374,915
Shaun Donnelley	$75,533	$28,325	$3,314	$11,605	—	$118,777

(1)	Amounts reflect our actual cost of providing health and welfare benefits for the period of time that each Named Executive Officer would be entitled to base salary continuation.
(2)	Dr. Cholawsky joined the Company on May 16, 2014.
(3)	This value reflects the immediate vesting of all outstanding equity grants that are subject to accelerated vesting as of the effective date of the change-in-control, based on a December 31, 2014 closing stock price of $2.11.

Death or Disability

The Company pays the premiums for life insurance and accidental death and dismemberment policies for each Named Executive Officer. The amount of each such policy is $300,000. If a Named Executive Officer’s termination was due to his or her death, the officer’s beneficiary or beneficiaries would be paid $300,000 under the life insurance policy, and an additional $300,000 under the accidental death and dismemberment policy if the death was caused by an accident.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Management has the primary responsibility for the consolidated financial statements and the reporting process, including the system of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited consolidated financial statements for fiscal year 2014 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements.

The Audit Committee reviewed with the Company’s independent registered public accountants, BDO, who were responsible for expressing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles for the fiscal year ended December 31, 2014, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under Public Company Accounting Oversight Board Auditing Standard No. 16 (Communications with Audit Committees). In addition, the Audit Committee has discussed with the independent registered public accountants the accountants’ independence from management and the Company, including the matters provided to the Audit Committee by the independent registered public accountants in the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board.

The Audit Committee discussed with the Company’s independent registered public accountants the overall scope and plans for their audit. The Audit Committee meets periodically with the independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls (and remediation efforts made in connection with these evaluations) and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.

THE AUDIT COMMITTEE:

J. Martin O’Malley, Chairman
Shawn Farshchi
Mark Fries

PROPOSAL NO. 2
ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Section 14A of the Exchange Act enables our stockholders to vote to approve, on an advisory basis, the Company’s Named Executive Officer compensation as disclosed in this Proxy Statement in accordance with the SEC’s rules. At the Company’s 2011 annual meeting, the Company held an advisory vote to approve the frequency of future advisory stockholder votes on executive officer compensation. As previously reported by the Company, a majority of the Company’s stockholders recommended holding future advisory votes to approve our executive compensation every year. In light of, and consistent with, the voting results, the Board has determined that the Company will hold future advisory votes on executive compensation annually until the next stockholder vote on the frequency of say-on-pay votes is required under Section 14A of the Securities Exchange Act of 1934, as amended, or until the Board of Directors otherwise determines that a different frequency for such votes is in the best interests of the Company’s stockholders. After our Annual Meeting, we expect to hold our next advisory vote on executive officer compensation at the Company’s 2016 annual meeting of stockholders.

As we discuss above under the caption “Compensation Discussion and Analysis” the core objectives of our executive compensation program are to: (i) attract and retain talented executives who will lead us to achieve our business objectives and create long-term stockholder value; (ii) to align executive compensation incentives with periodic and long-term Company performance goals and stockholder return; and (iii) compensate our executive officers based on their overall performance. Under this program, the principal elements of our executive compensation program are base salary, short-term performance-based cash incentive awards earned on a quarterly basis, long-term equity awards granted based on our review of full-year performance, which equity awards then vest over time or in connection with Board-approved performance targets, and other benefits customary for our peer group. Our executive compensation is discussed in further detail and information about the fiscal year 2014 compensation of our 2014 Named Executive Officers is provided above under the caption “Executive Compensation and Related Information”.

We are asking our stockholders to indicate their support for the compensation of our executive officers as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at our Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in the Company’s proxy statement for the 2015 annual meeting of stockholders pursuant to SEC rules and regulations, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Approval of this resolution requires the affirmative vote of the holders of a majority of the outstanding shares that are present in person or represented by proxy, and entitled to vote, at the Annual Meeting. The say-on-pay vote is advisory and, therefore, not binding on the Company, the Compensation Committee or the Board. However, the Board and the Compensation Committee value the opinion of our stockholders and expect to consider the outcome of this vote when considering future executive compensation arrangements.

The Board recommends a vote “FOR” approval of the compensation of our Named Executive Officers as described in this Proxy Statement.

PROPOSAL NO. 3
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As reported on Form 8-K filed with the SEC on April 4, 2014, the Audit Committee has selected and appointed BDO as our independent registered public accounting firm for the year ended December 31, 2014, and our Board has directed that management submit the selection of the independent registered public accounting firm for ratification by the Company’s stockholders at the Annual Meeting. Representatives of BDO are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Stockholder ratification of the selection of BDO as our independent registered public accounting firm is not required by our amended and restated Bylaws or otherwise. However, our Board is submitting the selection of BDO to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will review its future selection of the Company’s independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the Company’s and stockholders’ best interests.

Principal Accountant Fees and Services

The following is a listing of the services provided by type and amount charged by BDO to the Company for fiscal year 2014:

Fiscal Year 2014
Audit Fees	$481,354
Audit-Related Fees	—
All Other Fees	$1,988
Grand Total	$483,342

Audit Fees. Audit fees represent fees for professional services provided in connection with the integrated audits of our consolidated financial statements and internal controls over financial reporting, review of our quarterly financial statements and audit services in connection with other statutory filings.

Audit-Related Fees. There were no fees for services rendered by BDO that fall into the classification of audit-related fees for fiscal year 2014.

All Other Fees. This category consists of fees for services other than the services reported in audit fees.

Audit Committee Pre-Approval Policies and Procedures

It is our policy that all audit and non-audit services to be performed by our independent registered public accounting firm be approved in advance by the Audit Committee, including all of the services described above for fiscal year 2014.

Change in Independent Registered Public Accounting Firm

As previously reported, the Audit Committee took action on March 31, 2014 to change the Company’s independent registered public accounting firm, by dismissing Ernst & Young LLP. On the same date, the Company engaged BDO as the Company’s independent registered public accounting firm. The action was the result of a competitive process to review the appointment of the Company’s independent registered public accounting firm for the year ended December 31, 2014.

The reports of Ernst & Young LLP on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2012 and December 31, 2013 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

In connection with the audits of the Company’s consolidated financial statements for the fiscal years ended December 31, 2012 and December 31, 2013, and in the subsequent interim period through March 31, 2014, there were no disagreements with Ernst & Young LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Ernst &

Young LLP would have caused Ernst & Young LLP to make reference to the in their report. There were no “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K.

During the Company’s fiscal years ended December 31, 2012 and December 31, 2013, and the interim period commencing on January 1, 2014 and ending on March 31, 2014, neither the Company nor anyone on behalf of the Company consulted with BDO on any matter regarding: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report was provided to the Company nor oral advice was provided that BDO concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) either a disagreement or a reportable event, as defined in Item 304(a)(1)(iv) and (v) of Regulation S-K, respectively.

Required Vote

Ratification of the selection of BDO as our independent registered public accounting firm for the year ending December 31, 2015 will require the affirmative vote of a majority of the outstanding shares that are present in person or represented by proxy, and entitled to vote, at the Annual Meeting. In the event ratification is not provided, the Audit Committee will review its future selection of the Company’s independent registered public accounting firm.

The Board recommends a vote “FOR” ratification of BDO as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

SUPPORT.COM, INC
ATTN: GREGORY WRENN
900 CHESAPEAKE DRIVE,
SECOND FLOOR
REDWOOD CITY, CA 94063

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Elizabeth Cholawsky 02 Shawn Farshchi 03 Mark Fries 04 J. Martin O'Malley 05 Toni Portmann
06 Jim Stephens

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: In their discretion, the Proxies are authorized to vote upon any amendments or variations to the matters identified above, and any other matters that may properly come before the meeting or any postponement or adjournment thereof.

For address change/comments, mark here. ☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000228999_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com .

Proxy - SUPPORT.COM, INC.

This proxy is solicited by the Board of Directors

The undersigned hereby authorizes ELIZABETH CHOLAWSKY or GREGORY WRENN, as Proxies with full power in each to act without the other and with the power of substitution in each, to represent and to vote all the shares of stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of Support.com, Inc. (the "Company") to be held at the Company's headquarters at 900 Chesapeake Drive, 2nd Floor, Redwood City, California on May 27, 2015 at 12:00 p.m., or at any postponements or adjournments thereof, and instructs said Proxies to vote as stated on the reverse side.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have the authority to vote FOR the election of directors, FOR Proposals 2 and 3, and in accordance with the discretion of the Proxies on any amendments or variations to the matters identified above and any other matters that may properly come before the Annual Meeting of Stockholders.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000228999_2 R1.0.0.51160